UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.      )
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CARDINAL HEALTH, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 6, 2013

Date and time:	Wednesday, November 6, 2013, at 8:00 a.m., local time
Location:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, OH 43017
Purpose:	(1)	To elect the 12 director nominees named in the proxy statement;
	(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014;
	(3)	To approve, on a non-binding advisory basis, the compensation of our named executive officers;
	(4)	To vote on a shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and
	(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement.
Who may vote:	Shareholders of record at the close of business on September 9, 2013 are entitled to vote at the meeting or any adjournment or postponement.
By Order of the Board of Directors.

STEPHEN T. FALK
September 17, 2013	Executive Vice President, General Counsel and Corporate Secretary
Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on November 6, 2013:
This Notice of Annual Meeting of Shareholders, the accompanying proxy statement, and our 2013 Annual Report to Shareholders all are available at www.edocumentview.com/cah.

2013 PROXY SUMMARY
This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Shareholders

Time and date:	8:00 a.m., local time, November 6, 2013
Place:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, OH 43017
Record date:	September 9, 2013
How to vote:	In general, you may vote either in person at the Annual Meeting or by telephone, the Internet, or mail. See “Voting Information — How to Vote” on page 1 for more detail.
Admission:	An admission ticket or satisfactory proof of share ownership, and photo identification are required to enter the Annual Meeting. See "Attending the Annual Meeting" on page 2 for more detail.
Voting Matters

Proposal		Board Voting Recommendation	Page Reference (for more detail)
(1)	Election of directors	FOR ALL DIRECTOR NOMINEES	3
(2)	Ratification of the appointment of Ernst & Young LLP as auditor for fiscal 2014	FOR	7
(3)	Advisory vote to approve the compensation of our named executive officers	FOR	7
(4)	Shareholder proposal regarding political contributions and expenditures	AGAINST	7
Board Nominees*

Name	Age	Director Since	Occupation	Independent	Committee Memberships
					Audit	Human Resources and Compensation	Nominating and Governance
Colleen F. Arnold	56	2007	SVP, Application Management Services, IBM Global Business Services	X			X
George S. Barrett	58	2009	Chairman and CEO, Cardinal Health
Glenn A. Britt	64	2009	Chairman and CEO, Time Warner Cable	X	Chair
Carrie S. Cox	56	2009	Chairman and CEO, Humacyte, Inc. and former EVP and President, Global Pharmaceuticals, Schering-Plough	X	X
Calvin Darden	63	2005	Retired SVP of U.S. Operations, UPS	X		X
Bruce L. Downey	65	2009	Partner, NewSpring Health Capital II, L.P. and retired Chairman and CEO, Barr Pharmaceuticals	X	X
John F. Finn	65	1994	President and CEO, Gardner	X (Presiding Director)	X		Chair
Patricia A. Hemingway Hall†	60	2013	President and CEO, Health Care Service Corporation	X
Clayton M. Jones	64	2012	Non-Executive Chairman, Rockwell Collins and Retired President and CEO, Rockwell Collins	X		X
Gregory B. Kenny	60	2007	President and CEO, General Cable	X		Chair	X
David P. King	57	2011	Chairman, President, and CEO, LabCorp	X	X
Richard C. Notebaert	66	1999	Retired Chairman and CEO, Qwest Communications International	X		X	X

*	Jean G. Spaulding, M.D., a director since 2002 and a member of the Human Resources and Compensation Committee, has decided not to stand for re-election at the Annual Meeting.

†	The Board has not yet appointed Ms. Hemingway Hall, who joined the Board in September 2013, to a committee.

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Fiscal 2013 Business Performance

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Fiscal 2013 was another strong year for us. We increased our non-GAAP operating earnings by 10% to $2.0 billion and our non-GAAP earnings per share by 16% to $3.73.‡ Our Pharmaceutical segment profit increased by 11% and our Medical segment profit increased by 12%.

•
We generated over $1.7 billion in cash from operations during fiscal 2013. We twice increased our cash dividend (by 10.5% in July 2012 and by 16% in January 2013) and increased it by another 10% early in fiscal 2014. We also repurchased $450 million of our common shares during fiscal 2013.

•
We acquired AssuraMed, Inc., expanding our ability to provide medical supplies to patients in the home. And we renewed our pharmaceutical distribution contracts with CVS Caremark Corporation, a long-term business partner of ours.

•
We also announced that our pharmaceutical distribution contract with Walgreen Co. would not be renewed due to the different strategic path that Walgreen Co. was pursuing. We had been preparing our strategies for a future that might not include that contract, and we believe we will be healthier in the long run.

Fiscal 2013 Executive Pay

•
Performance under our annual cash incentive payout matrix was 121% of target driven by above-target earnings before interest and taxes ("EBIT") and exceptional management of tangible capital. Our Board of Directors' Human Resources and Compensation Committee (the "Compensation Committee") approved fiscal 2013 cash incentive awards to the executive officers in the tables beginning on page 26 (the “named executives”) that ranged from 92% to 127% of target based on consolidated, segment, and individual performance.

•
As in past years, a substantial majority of the named executives' compensation was in the form of long-term incentive awards. Our first grant of performance share units vested at 143% of target based on exceeding the 11% target for combined non-GAAP earnings per share annual growth rate and dividend yield over the two-year performance period.

•	Our named executives did not receive base salary increases during fiscal 2013.

•
In September 2012, we extended the term of George S. Barrett's employment agreement as Chairman and Chief Executive Officer for another three years. His new agreement replaced a 2009 employment agreement, which was scheduled to expire in November 2012. The Board approved the new agreement because it determined that Mr. Barrett has served us and our shareholders well since he became Chairman and Chief Executive Officer in 2009.

•
Overall, the fiscal 2013 compensation of our named executives (as set forth below and in the Summary Compensation Table on page 26) reflects both our strong performance for the fiscal year and our compensation philosophy.

Named Executive	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
George S. Barrett	1,285,000	—	5,335,018	2,695,845	2,021,305	137,632	11,474,800
Jeffrey W. Henderson	740,000	—	1,674,169	836,056	846,153	29,108	4,125,486
Michael C. Kaufmann	635,000	—	1,505,017	784,868	714,375	28,908	3,668,168
Donald M. Casey Jr.	635,000	—	1,400,038	682,491	525,780	36,991	3,280,300
Craig S. Morford	500,000	—	820,007	409,498	453,750	29,108	2,212,363
___________

‡
On a GAAP basis, operating earnings were $1.0 billion and diluted earnings per share from continuing operations were $0.97 in fiscal 2013. Our fiscal 2013 GAAP operating earnings and diluted earnings per share from continuing operations were impacted by a non-cash charge of $829 million ($799 million after tax) related to a goodwill impairment in our Nuclear Pharmacy Services division. We provide a reconciliation of the differences between the non-GAAP and GAAP financial measures in Appendix A to this proxy statement.

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iii

2013 PROXY STATEMENT

GENERAL INFORMATION

These proxy materials are being furnished to solicit proxies on behalf of the Board of Directors of Cardinal Health, Inc. for use at our Annual Meeting of Shareholders to be held on Wednesday, November 6, 2013, and at any adjournment or postponement (the “Annual Meeting”). The meeting will take place at our principal executive office located at 7000 Cardinal Place, Dublin, Ohio 43017, at 8:00 a.m., local time.
These proxy materials include our Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders for the fiscal year ended June 30, 2013. In addition, these proxy materials may include a proxy card for the Annual Meeting. A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the U.S. Securities and Exchange Commission (the “SEC”), will be provided, free of charge, to any shareholder upon written request addressed to our Investor Relations department at Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. These proxy materials are first being sent or made available to our shareholders on or about September 17, 2013.
References to our fiscal years in this proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2013” refers to the fiscal year ended June 30, 2013.
Notice of Internet Availability of Proxy Materials
As permitted by the SEC, we are providing proxy materials to some of our shareholders via the Internet. On or about September 17, 2013, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) explaining how to access our proxy materials online. If you received the Notice, you will not receive a printed copy of our proxy materials by mail unless you request one by following the directions included on the Notice.
Voting Information
Record date.  We have fixed the close of business on September 9, 2013 as the record date for determining our shareholders entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding 340,357,529 common shares. Shareholders at the record date will have one vote per share for the election of each of our 12 director nominees, and one vote per share on each other voting matter.

Quorum.  We will have a quorum to conduct business at the Annual Meeting if the holders of a majority of our common shares are present, either in person or by proxy.
How to vote.  We encourage you to vote promptly. If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), or you hold shares in an employee plan, then you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may do so in any one of the following three ways:

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By telephone.  You may vote your shares 24 hours a day by calling the toll free number 1-800-652-VOTE (8683) within the United States, U.S. territories, or Canada, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card or the Notice. The telephone voting system allows you to confirm that your votes were properly recorded.

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By Internet.  You may vote your shares 24 hours a day by logging on to a secure website, www.envisionreports.com/CAH, and following the instructions provided. You will need to enter identifying information that appears on your proxy card or the Notice. As with the telephone voting system, you will be able to confirm that your votes were properly recorded.

•	By mail. If you received a proxy card, you may mark, sign, and date your proxy card and return it by mail in the enclosed postage-paid envelope.
Telephone and Internet voting is available through 2:00 a.m. Eastern time on Wednesday, November 6, 2013. If you vote by mail, your proxy card must be received before the Annual Meeting to assure that your vote is counted.
If, like most shareholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares. Alternatively, you may vote by completing and signing the voting instruction form that the nominee provides to you, or by following any telephone or Internet voting instructions described on the voting instruction form, the Notice, or other materials that the nominee provides to you.
Changing or revoking your proxy.  Your presence at the Annual Meeting will not automatically revoke your proxy. If you are a registered holder, you may change or revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or during the Annual Meeting, by executing and forwarding to us a later-dated proxy, or by voting a later proxy over the telephone or the Internet. If you are a beneficial shareholder, you should check with the broker, trustee, bank, or other nominee that holds your shares to determine how to change or revoke your vote.

Shares held under plans.  If you hold shares through our 401(k) Savings Plans or Deferred Compensation Plan, you will receive voting instructions from Computershare Trust Company, N.A. Please note that employee plan shares have an earlier voting deadline of 2:00 a.m. Eastern time on Monday, November 4, 2013.
Broker non-votes.  If you are a beneficial owner whose shares are held by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your broker is not permitted to vote your shares on the election of directors, the advisory vote to approve the compensation of our named executive officers, or the shareholder proposal. This is called a “broker non-

vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining a quorum and may vote your shares on ratification of the appointment of our auditor.
Voting. You may either vote FOR, AGAINST, or ABSTAIN on each of the proposals. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results following the Annual Meeting. To elect directors and approve the other proposals, the following votes are required under our governing documents:

Proposal		Vote Required	Effect of Abstentions and Broker Non-Votes on Vote Required
(1)	Election of directors	Approval of the majority of votes cast in an uncontested election (1)	Not considered as votes cast and have no effect on the outcome
(2)	Ratification of the appointment of Ernst & Young LLP as auditor for fiscal 2014	Approval of the majority of votes cast	Not considered as votes cast and have no effect on the outcome
(3)	Advisory vote to approve the compensation of our named executive officers	Approval of the majority of votes cast	Not considered as votes cast and have no effect on the outcome
(4)	Shareholder proposal regarding political contributions and expenditures	Approval of the majority of votes cast	Not considered as votes cast and have no effect on the outcome

(1)
If a director nominee who is a sitting Board member is not re-elected by a majority vote, that individual is required to tender a resignation for the Board’s consideration. See “Corporate Governance — Resignation Policy for Incumbent Directors Not Receiving Majority Votes” on page 13. Proxies may not be voted for more than 12 nominees, and shareholders may not cumulate their voting power.

How shares will be voted.  The shares represented by all valid proxies received by telephone, by Internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted FOR the election of all 12 director nominees, FOR the ratification of the appointment of Ernst & Young LLP as auditor for fiscal 2014, FOR approval of the compensation of our named executive officers, and AGAINST the shareholder proposal. If any other matters properly come before the Annual Meeting, the individuals named in your proxy, or their substitutes, will determine how to vote on those matters in their discretion. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting. The Board recommends that you vote FOR the election of the 12 director nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4.
Transfer Agent
Registered shareholders should direct communications regarding change of address, transfer of share ownership, lost share certificates, and other matters regarding their share ownership to Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. Our transfer agent may also be contacted via the Internet at www.computershare.com/investor or by telephone at (877) 498-8861 or (781) 575-2879.

Attending the Annual Meeting
You will not be admitted to the Annual Meeting unless you have an admission ticket or satisfactory proof of share ownership, and photo identification. If you are a registered shareholder, your admission ticket is attached to your proxy card or you may present the Notice. If your shares are not registered in your name, your proof of share ownership can be the Notice or a photocopy of the voting instruction form that the nominee provided to you if your shares are held by a bank or brokerage firm. You can call our Investor Relations department at (614) 757-4757 if you need directions to the Annual Meeting.
Even if you expect to attend the Annual Meeting in person, we urge you to vote your shares in advance.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board has nominated 12 directors for election at this Annual Meeting to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. All of the nominees currently are directors of Cardinal Health. Each agreed to be named in this proxy statement and to serve if elected. If, due to death or other unexpected occurrence, one or more of the nominees is not available for election, proxies will be voted for the election of all remaining nominees and any substitute nominee(s) the Board selects.
Jean G. Spaulding, M.D., a director since 2002, has decided not to stand for re-election at the Annual Meeting. The size of the Board will be reduced to 12 at that time.
Set forth below is background information regarding each individual nominated for election as a director. We believe that each of our nominees has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board.

Colleen F. Arnold, 56, Director since 2007
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Senior Vice President, Application Management Services, IBM Global Business Services of International Business Machines Corporation, a provider of systems, financing, software, and services, since 2010

•	General Manager of GBS Strategy, Global Consulting Services and SOA Solutions, Global Industries and Global Application Services of IBM from 2007 to 2010

Director qualifications: As an executive officer of IBM, Ms. Arnold brings to the Board valuable experience that contributes to the Board's understanding of the impact of information technology on our business. She also brings to the Board more than 30 years of relevant experience in the areas of operations, management, executive leadership, strategic planning, and international markets.

George S. Barrett, 58, Director since 2009
•	Chairman of the Board and Chief Executive Officer of Cardinal Health since 2009
•	Vice Chairman of Cardinal Health and Chief Executive Officer — Healthcare Supply Chain Services from 2008 to 2009
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Held a number of executive positions with Teva Pharmaceuticals Industries Limited, a generic and branded pharmaceutical manufacturer, from 1999 to 2007, including President and Chief Executive Officer of Teva North America, Corporate Executive Vice President — Global Pharmaceutical Markets and a member of the Office of the Chief Executive Officer, and President of Teva Pharmaceuticals USA

•	Other current public company directorship: Eaton Corporation plc, a diversified power management company, since 2011

Director qualifications:  Having worked for over 30 years in the pharmaceutical industry, Mr. Barrett has experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. As a result, he provides the Board with unique perspective and insights regarding our businesses, industry, challenges, and opportunities, and he communicates management’s perspective on important matters to the Board. He also brings to the Board valuable perspective and insights from his service on Eaton’s board of directors.

Glenn A. Britt, 64, Director since 2009
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Chief Executive Officer of Time Warner Cable Inc., a cable operator, since 2001 and Chairman of Time Warner Cable since 2009 and previously from 2001 to 2006 (Mr. Britt has announced his intention to retire from his current positions with Time Warner Cable effective in December 2013 and is expected to remain a member of its board of directors)

•	Held other positions with Time Warner Cable and its predecessors from 1972 to 2001, including Chief Financial Officer of Time Inc. from 1988 to 1990
•	Other current public company directorships:
	•	Time Warner Cable since 2003
	•	Xerox Corporation, a developer, manufacturer, marketer, servicer, and financier of document equipment, software, solutions, and services, since 2004

Director qualifications:  Through his current and prior leadership positions at Time Warner Cable, Mr. Britt brings to the Board relevant experience in the areas of finance, operations, management, executive leadership, strategic planning, human resources, and corporate governance. His prior experience in several finance positions provides valuable insight in the areas of financial reporting and accounting and controls. He also brings to the Board valuable perspective and insights from his position as Chairman of Time Warner Cable’s board of directors and from his service on Xerox’s board of directors, including its Audit Committee and as its lead independent director.

Carrie S. Cox, 56, Director since 2009
•	Chief Executive Officer of Humacyte, Inc., a privately held, development stage company focused on regenerative medicine, since 2010 and Chairman of Humacyte since January 2013
•	Executive Vice President and President, Global Pharmaceuticals, of Schering-Plough Corporation, a branded pharmaceutical manufacturer, from 2003 through 2009
•	Other current public company directorships:
• Texas Instruments Incorporated, a developer, manufacturer, and marketer of semiconductors, since 2004
• Celgene Corporation, a biopharmaceutical company, since 2009

Director qualifications:  As a former executive officer of Schering-Plough and a licensed pharmacist, Ms. Cox brings to the Board valuable experience in the pharmaceutical aspects of our business. She has worked in the pharmaceutical industry for over 30 years, giving her relevant experience in the areas of healthcare, operations, management, regulatory compliance, executive leadership, strategic planning, and international markets. She also brings to the Board valuable perspective and insights from her service on the boards of directors of Texas Instruments and Celgene, including their respective Audit Committees. She is a former member of the Harvard School of Public Health’s Health Policy and Management Executive Council, which contributes to her knowledge of and perspective on healthcare policy issues.

Calvin Darden, 63, Director since 2005
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Senior Vice President of U.S. Operations of United Parcel Service, Inc., a package delivery company and provider of specialized transportation and logistics services, from 2000 until his retirement in 2005

•	Other current public company directorships:
	•	Target Corporation, an operator of large-format general merchandise discount stores, since 2003
	•	Coca-Cola Enterprises, Inc., a marketer, manufacturer, and distributor of nonalcoholic beverages in select international markets, since 2004

Director qualifications:  A former executive officer of UPS, Mr. Darden has valuable experience in supply chain networks and logistics that contributes to the Board’s understanding of this important aspect of our business. He has over 30 years of relevant experience in the areas of operations, management, executive leadership, efficiency and quality control, strategic planning, and labor relations. He also brings to the Board valuable perspective and insights from his service on Target’s board of directors, including its Compensation Committee, and on Coca-Cola Enterprises’ board of directors, including its Human Resources and Compensation Committee.

Bruce L. Downey, 65, Director since 2009
•	Partner of NewSpring Health Capital II, L.P., a venture capital firm, since 2009
•	Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc., a generic pharmaceutical manufacturer, from 1994 through 2008
•	Other current public company directorship: Momenta Pharmaceuticals, Inc., a biotechnology company, since 2009
•	Prior public company directorship: Barr Pharmaceuticals, Inc. from 1993 through 2008

Director qualifications:  Having spent 14 years as Chairman and Chief Executive Officer of Barr Pharmaceuticals, Mr. Downey brings to the Board relevant experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, and corporate governance. He also offers valuable experience in the pharmaceutical aspects of our business, and perspective and insights from his position as Chairman of Barr Pharmaceuticals' board of directors and from his service on Momenta Pharmaceuticals’ board of directors, including its Audit Committee. Before his career at Barr Pharmaceuticals, Mr. Downey was a practicing attorney for 20 years.

John F. Finn, 65, Director since 1994 and Presiding Director since 2009
•	President and Chief Executive Officer of Gardner, Inc., a supply chain management company serving industrial and consumer markets, since 1985
•	Other current public company directorships:
	•	J.P. Morgan Funds, a registered investment company, since 1998
	•	Greif, Inc., an industrial package products and services company, since 2007

Director qualifications:  As Chief Executive Officer of Gardner, Inc. for more than 25 years, Mr. Finn brings to the Board valuable experience in supply chain management that contributes to the Board’s understanding of this important aspect of our business. He also brings relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, and human resources. Mr. Finn has healthcare knowledge and historical perspective gained from over 19 years of service on our Board. He also brings to the Board valuable perspective and insights from his service as a trustee of the J.P. Morgan Funds and on Greif’s board of directors, including their respective Audit Committees.

Patricia A. Hemingway Hall, 60, Director since September 2013
•	President and Chief Executive Officer of Health Care Service Corporation, a mutual health insurer, since 2008
•	President and Chief Operating Officer of Health Care Service Corporation from 2007 to 2008
•	Other current public company directorship: ManpowerGroup Inc., a staffing services company, since 2011

Director qualifications:  As President and Chief Executive Officer of Health Care Service Corporation, the largest customer-owned health insurer in the United States and fourth largest overall, operating through Blue Cross and Blue Shield Plans in Illinois, Montana, New Mexico, Oklahoma, and Texas, Ms. Hemingway Hall brings to the Board valuable experience managing a large healthcare payor organization. She has worked in the healthcare industry for over 30 years, first as a registered nurse and then later in health insurance, and has relevant experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, and human resources. She also brings to the Board valuable perspective and insights from her service on ManpowerGroup's board of directors.

Clayton M. Jones, 64, Director since 2012
•	Non-Executive Chairman of Rockwell Collins, Inc., an aviation electronics and communications equipment company, since July 2013
•	Chairman, President, and Chief Executive Officer of Rockwell Collins from 2002 to July 2013
•	Other current public company directorships:
• Rockwell Collins since 2001
• Deere & Company, an agricultural and construction machinery manufacturer, since 2007
•	Prior public company directorship: Unisys Corporation, an information technology company, from 2004 through 2010

Director qualifications:  As Non-Executive Chairman and retired President and Chief Executive Officer of Rockwell Collins, Mr. Jones brings to the Board relevant experience in highly regulated industries as well as in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. He also brings to the Board valuable perspective and insights from his position as Chairman of Rockwell Collins' board of directors and from his service on Deere & Company's board of directors, including its Compensation Committee.

Gregory B. Kenny, 60, Director since 2007
•	President and Chief Executive Officer of General Cable Corporation, a manufacturer of aluminum, copper, and fiber-optic wire and cable products, since 2001
•	Other current public company directorships:
	•	General Cable since 1997
	•	Ingredion Incorporated, a corn refining and ingredient company, since 2005

Director qualifications:  As Chief Executive Officer of General Cable, Mr. Kenny brings to the Board relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. He also brings to the Board valuable perspective and insights from his service on General Cable's and Ingredion's boards of directors, including Ingredion's Corporate Governance and Nominating Committee. He is a member of the board of directors of the Federal Reserve Bank of Cleveland (Cincinnati branch).

David P. King, 57, Director since 2011
•	President and Chief Executive Officer of Laboratory Corporation of America Holdings, an independent clinical laboratory company (“LabCorp”), since 2007 and Chairman of LabCorp since 2009
•	Executive Vice President and Chief Operating Officer of LabCorp from 2005 to 2006
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Held other senior positions with LabCorp prior to 2005, including Executive Vice President, Strategic Planning and Corporate Development and Senior Vice President, General Counsel, and Chief Compliance Officer

•	Other current public company directorship: LabCorp since 2007

Director qualifications:  Having spent 12 years in senior executive roles with LabCorp, including the past six years as its Chief Executive Officer, Mr. King brings to the Board valuable experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. He also brings to the Board valuable perspective and insights from his position as Chairman of LabCorp’s board of directors. Before his career at LabCorp, Mr. King was a practicing attorney for 17 years, having worked in both private practice and with the U.S. Department of Justice.

Richard C. Notebaert, 66, Director since 1999
•	Chairman and Chief Executive Officer of Qwest Communications International Inc., a telecommunications systems company, from 2002 until his retirement in 2007
•	Other current public company directorships:
	•	Aon plc, a provider of risk management services, insurance, and reinsurance brokerage, and human capital consulting, since 1998
	•	American Electric Power Company, Inc., a public utility holding company, since 2011

Director qualifications:  Having spent more than 11 years as Chairman and Chief Executive Officer of publicly traded companies Qwest and Ameritech Corporation, Mr. Notebaert brings to the Board relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. He has healthcare knowledge and historical perspective gained from 14 years of service on our Board, including formerly serving as our Presiding Director. Mr. Notebaert also brings to the Board valuable perspective and insights from his position as Chairman of the boards of directors of Qwest and Ameritech, from his service on Aon’s board of directors, including chairing its Organization and Compensation Committee and serving on its Governance/Nominating Committee, and from his service on American Electric Power's board of directors, including serving on its Human Resources Committee.

The Board recommends that you vote FOR the election of these nominees.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014. While not required by law, we are asking our shareholders to ratify this appointment at the Annual Meeting as a matter of good corporate governance. If shareholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of us and our shareholders. Our Audit Committee approved, and our shareholders ratified, the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.
We expect representatives of Ernst & Young LLP to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.
The Board recommends that you vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.

PROPOSAL 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in this proxy statement for the Annual Meeting.
We urge shareholders to read the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables, notes, and narrative appearing on pages 26 through 38, which provide detailed information on the compensation of our named executive officers. The Human Resources and Compensation Committee (the "Compensation Committee") and the Board believe that the executive compensation program articulated in the Compensation Discussion and Analysis is effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our success.
Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.
The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2014 Annual Meeting of Shareholders.
The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in this proxy statement.

PROPOSAL 4—SHAREHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS AND EXPENDITURES

We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board accepts responsibility, are set forth below. The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, a shareholder owning 75 of our common shares as of April 26, 2013, submitted this proposal.
The shareholder proposal and supporting statement read as follows:
Resolved, that the shareholders of Cardinal Health ("Company") hereby request that the Company provide a report, updated semiannually, disclosing the Company's:

1.     Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.     Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the Board of Directors or relevant board committee and posted on the Company's website.

Stockholder Supporting Statement:

As long-term shareholders of Cardinal Health, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. The Supreme Court's Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, "[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages." Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Currently, Cardinal Health does not offer any information on its corporate political spending program, other than a brief statement that it engages in "lawful corporate contributions."

Meanwhile, our Company contributed at least $732,693 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org) In addition, it scored zero out of 100 points in the 2012 CPA-Zicklin Index of Corporate Political Accountability and Disclosure, placing it at the bottom of a ranking of the 196 largest U.S. companies. This is in comparison with our Company's peers, Baxter International and Allergan, which are both in the top tier of the Index.

Relying on publicly available data does not provide a complete picture of the Company's political spending. For example, the Company's payments to trade associations used for political activities are undisclosed and unknown. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes.

The Company's Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets.

We urge your support FOR this critical governance reform.

The Board of Directors' Statement in Opposition to Proposal 4
Your Board recommends a vote AGAINST Proposal 4 because (1) contrary to the proponent's mistaken assertion in its supporting statement, we maintain and publicly post on our website a robust corporate political contributions policy that imposes significant restrictions, provides meaningful accountability, and establishes Board oversight with respect to our corporate political contributions, (2) our corporate political contributions are insignificant (averaging less than $60,000 per year), and (3) information regarding our corporate contributions is already publicly available.
Our limited corporate political contributions are already strictly controlled. As a company that operates in the highly regulated healthcare industry, the actions of elected officials at the local, state, and national levels can significantly impact our operations in ways that are not always understood or appreciated. As a result, it is important that we participate in the electoral and legislative processes to protect your interests as shareholders. The vast majority of our political contributions are made through the Cardinal Health Companies-Political Action Committee (our “PAC”), which is funded entirely by voluntary contributions from employees. The very limited amount of corporate contributions are governed by the strict controls of our Corporate Political Contributions Policy, which is posted on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance.” Under that policy, the Nominating and Governance Committee of the Board oversees our political contributions.
Under our policy, we may make corporate political contributions only in limited situations and subject to strict governance controls. We may not contribute corporate funds to political parties, judicial campaigns, presidential campaigns, SuperPACs, or any federal candidates. We also may not make any independent expenditures in connection with any federal or state election. Thus, we do not make the types of contributions at issue in the Citizens United case. Under our policy and in very limited circumstances, we may make corporate contributions to state political candidates, subject to limits under state law. But those contributions must be approved by our Chief Legal and Compliance Officer and Senior Vice President, Government and Community Relations.
Our corporate political contributions are insignificant. The amount of our corporate political contributions is an insignificant portion (less than 0.01%) of our annual operating expenses. Our corporate contributions, including indirect contributions of which we are aware, averaged less than $60,000 per year over the past five years. We were unable to reconcile the proponent's reference to “$732,693 in corporate funds" contributed since the 2002 election cycle, but we believe that a significant amount represents PAC contributions, which, as stated above, are funded entirely by voluntary contributions from employees. Our PAC contributions have averaged $220,000 per year over the past five years.
Information is readily available through other sources. Federal and state governments require public disclosure of political contributions, either by the donor or the recipient. We comply with these laws. Our PAC files regularly scheduled reports of receipts and disbursements with the Federal Election Commission, which are publicly available. Any information regarding the corporate contributions made by us to state candidates also is publicly available. As a result, this proposal is duplicative and unwarranted, and would cause us to expend time and resources without any appreciable benefit to shareholders.
In summary, the Board is satisfied that we have a system of accountability and oversight, including a robust corporate political contributions policy, to ensure that our assets are used for political objectives that are in the best long-term interests of the company and its shareholders and believes that this proposal is unnecessary in light of our insignificant political contributions and existing public disclosures.
The Board recommends a vote AGAINST the adoption of this shareholder proposal.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors
Our Board of Directors currently consists of 13 members. The Board was increased from 12 members to 13 members when

Ms. Hemingway Hall joined the Board and will be decreased to 12 members again when Dr. Spaulding completes her term at the Annual Meeting. The Board held 11 meetings during fiscal 2013. Each director attended 75% or more of the meetings of the Board and Board committees on which he or she served during fiscal 2013. Eleven of our directors at the time of the 2012 Annual Meeting of Shareholders attended the meeting. Absent unusual circumstances, each director is expected to attend the Annual Meeting.
Committees of the Board of Directors
The Board has established four committees: the Audit Committee, the Nominating and Governance Committee, the Human Resources and Compensation Committee, and the Executive Committee. The charter for each committee is available on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.
During fiscal 2013, each member of the Audit, Nominating and Governance, and Compensation Committees was determined by the Board to be independent as defined by the rules of the New York Stock Exchange ("NYSE") and in accordance with our Corporate Governance Guidelines. The table below identifies the current committee members.

Name	Audit	Nominating and Governance (1)	Human Resources and Compensation (1)	Executive (1)
Colleen F. Arnold		X
George S. Barrett				Chair
Glenn A. Britt	Chair			X
Carrie S. Cox	X
Calvin Darden			X
Bruce L. Downey	X
John F. Finn (Presiding Director) (2)	X	Chair		X
Patricia A. Hemingway Hall (3)
Clayton M. Jones (4)			X
Gregory B. Kenny		X	Chair	X
David P. King	X
Richard C. Notebaert		X	X	X
Jean G. Spaulding, M.D. (5)			X
Number of Fiscal 2013 Committee Meetings	9	4	6	0

(1)
David W. Raisbeck served as Chair of the Nominating and Governance Committee and served on the Human Resources and Compensation and Executive Committees until his term as a director expired at the 2012 Annual Meeting of Shareholders.

(2)	The Board appointed Mr. Finn to serve as Chair of the Nominating and Governance Committee effective November 2, 2012.

(3)	The Board has not yet appointed Ms. Hemingway Hall, who joined the Board in September 2013, to a committee.

(4)	The Board appointed Mr. Jones to serve on the Human Resources and Compensation Committee effective February 6, 2013.

(5)	Dr. Spaulding has decided not to stand for re-election at the Annual Meeting and her term will expire at that time.

The Audit Committee. The Audit Committee’s primary duties are to assist the Board in monitoring:

•	the integrity of our financial statements;

•	the independent auditor’s qualifications, independence, and performance;

•	the performance of our internal audit function;

•	the ethics and compliance program and our compliance with legal and regulatory requirements; and

•	our process for assessing and managing risk.
The Audit Committee reviews quarterly and annual financial statements before they are filed or announced. It also reviews matters such as the significant financial reporting issues and judgments made in connection with the preparation of our financial statements, the effect of regulatory and accounting initiatives, and the adequacy and effectiveness of our internal controls and disclosure controls and procedures.
The Audit Committee reviews quarterly reports from our Chief Legal and Compliance Officer regarding our ethics and compliance program, including compliance by Cardinal Health and its subsidiaries and foreign affiliates with applicable legal requirements and the Standards of Business Conduct described below. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and financial risk management policies. It also oversees our process for assessing and managing risk through our enterprise risk management process.
The Audit Committee pre-approves all services provided by the independent auditor and appoints, compensates, and oversees the independent auditor, including resolution of any disagreements with management regarding financial reporting. The Audit Committee also reviews our internal audit plan and the functions and structure of our internal audit department.
The Board has determined that each of Messrs. Britt, Downey, Finn, and King is an “audit committee financial expert” for purposes of the SEC rules and each member of the Audit Committee is independent, as independence for audit committee members is defined by the NYSE.
The Nominating and Governance Committee. The Nominating and Governance Committee’s primary duties are to:

•	identify and recommend to the Board individuals qualified to become Board members (consistent with criteria approved by the Board);

•	review our Corporate Governance Guidelines;

•	perform a leadership role in shaping and overseeing our corporate governance practices;

•	conduct the annual evaluation of the Board’s effectiveness and performance; and

•	oversee our policies and practices regarding political expenditures.
The Nominating and Governance Committee considers and recommends criteria to the Board for identifying and evaluating potential Board candidates; reviews and considers any Board candidates recommended by shareholders; assesses the qualifications, attributes, skills, contributions, and independence of individual incumbent directors; recommends to the Board changes in the structure, composition, and function of the Board’s committees; and considers and makes recommendations to the Board regarding any resignations tendered by a director.
Human Resources and Compensation Committee. The Compensation Committee’s primary duties are to:

•
develop an executive compensation program to support overall business strategies and objectives, attract and retain executives, link compensation with business objectives and organizational performance, and provide competitive compensation opportunities;

•	approve compensation for the Chief Executive Officer, including relevant performance goals and objectives, and evaluate his performance;

•	approve compensation for our other executive officers and oversee their evaluations;

•	make recommendations to the Board with respect to the adoption of equity-based compensation plans and incentive compensation plans;

•	review the outside directors’ compensation program for competitiveness and plan design, and recommend changes to the Board;

•	oversee the management succession process for the Chief Executive Officer and senior executives;

•	oversee workplace diversity initiatives and progress;

•	oversee and assess the appropriateness of any material risks related to compensation arrangements; and

•	assess the independence of compensation consultants or other outside advisors who provide advice to the Compensation Committee.
The Compensation Discussion and Analysis, which begins on page 17, discusses how the Compensation Committee makes compensation-related decisions regarding our executive officers. The Compensation Committee acts as the administrator of our equity and non-equity incentive plans covering executive officers and other senior management. Generally, the Compensation Committee may delegate to our officers authority to administer the plans, including selecting participants and determining award levels within plan parameters, but may not delegate any such responsibility with respect to our officers subject to Section 16 of the Exchange Act.
The Executive Committee. The Board also has established the Executive Committee, comprised of the Chairman and Chief Executive Officer, the chairpersons of each of the Audit, Nominating and Governance, and Compensation Committees, the Presiding Director, and Mr. Notebaert, to act from time to time on behalf of the Board when specific authority is delegated to it by the Board or to consider or act upon a matter promptly.

CORPORATE GOVERNANCE

Shareholder Recommendations for Director Nominees
The Nominating and Governance Committee will consider candidates recommended by shareholders for election as director. Shareholder recommendations will be evaluated against the same criteria used to evaluate other nominees, which criteria are discussed below under “Director Qualification Standards and Performance Assessment.” Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. To be considered by the committee for consideration at the 2014 Annual Meeting of Shareholders, a shareholder recommendation must be received no later than April 1, 2014. Recommendations must include, at a minimum, the following information:

•	the name and address of the shareholder making the recommendation;

•	the name and address of the person recommended for nomination;

•	if the shareholder is not a shareholder of record, a representation and satisfactory proof of share ownership;

•
a statement in support of the shareholder’s recommendation, including sufficient information to permit the Nominating and Governance Committee to evaluate the candidate’s qualifications, skills, and experience;

•	a description of all direct or indirect arrangements or understandings between the shareholder and the candidate recommended by the shareholder;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

•	the candidate’s written, signed consent to serve if elected.

Shareholders who wish to nominate directors directly for election at an annual meeting of shareholders in accordance with the procedures in our Code of Regulations should follow the instructions under “Shareholder Proposals for Inclusion in Next Year's Proxy Statement” on page 41.
Communicating with the Board
Shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director, or the independent directors as a group, by writing to the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017, or sending an e-mail to bod@cardinalhealth.com. Communications from shareholders will be distributed to the entire Board unless addressed to a particular committee or director. The Corporate Secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations, and advertisements.
Corporate Governance Guidelines
You can find the full text of our Corporate Governance Guidelines on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.
Director Independence
The Board has established standards to assist it in determining director independence. These standards can be found within our Corporate Governance Guidelines on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance." They address, among other things, employment and compensation relationships, relationships with our auditor, and customer and business relationships.
The Board assesses at least annually the independence of directors and, based on the recommendation of the Nominating and Governance Committee, determines which members are independent. The Board has determined that each of Messrs. Britt, Darden, Downey, Finn, Jones, Kenny, King, and Notebaert, Mmes. Arnold, Cox, and Hemingway Hall, and Dr. Spaulding is independent under the listing standards of the NYSE and our Corporate Governance Guidelines. The Board also previously determined that Mr. Raisbeck, a director who did not stand for re-election at our 2012 Annual Meeting of Shareholders, was independent.
In determining that Ms. Arnold, an executive officer of IBM, is independent, the Nominating and Governance Committee and the Board considered our relationship with IBM, from which we purchase equipment and services in the ordinary course of business. IBM completed its work on a business transformation project for our Medical segment during fiscal 2013. Our payments to IBM were less than 0.1% of our and of IBM’s revenue for each of the last three fiscal years.

In determining that Ms. Hemingway Hall is independent, the Nominating and Governance Committee and the Board considered that she is President and Chief Executive Officer of Health Care Service Corporation (“HCSC”). Our recently acquired AssuraMed business receives payments from HCSC for products and services ordered by HCSC customers, which were less than 0.1% of our and of HCSC's revenue for the last fiscal year; we do not do other business with HCSC. HCSC also utilizes and is a minority investor in a pharmacy benefits company with which we hold a competitively-bid supply contract.
Director Qualification Standards and Performance Assessment
The Nominating and Governance Committee reviews with the Board the appropriate skills and characteristics required of Board members and develops criteria for identifying and evaluating qualified Board candidates. These criteria, as described in our Corporate Governance Guidelines, include business experience, qualifications, attributes, and skills; independence (including independence from the interests of a particular group of shareholders); judgment; integrity; ability to commit sufficient time and attention to the activities of the Board; and the absence of potential conflicts with our interests.
The Nominating and Governance Committee considers the foregoing criteria when assessing the operation and goals of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board, including race and gender diversity. The Nominating and Governance Committee assesses the effectiveness of this process by gathering data and discussing the diversity of the Board in the annual self-assessments of the Nominating and Governance Committee and the Board.
If the Nominating and Governance Committee believes that a potential candidate may be appropriate for the Board, the committee takes time to learn more about the candidate and gives the candidate an opportunity to learn more about Cardinal Health, the Board, and its governance practices. Ultimately, the Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.
The Nominating and Governance Committee has engaged a search firm to assist with identifying and evaluating potential Board candidates. Mr. Barrett, our Chairman and Chief Executive Officer, first identified Ms. Hemingway Hall as a potential candidate for consideration by the search firm and the Nominating and Governance Committee.
The Nominating and Governance Committee assesses Board performance by conducting an annual evaluation of the Board, the results of which are discussed with the full Board. Each of the Audit, Nominating and Governance, and Compensation Committees conducts an annual self-assessment. In addition, the Nominating and Governance Committee oversees the process for individual evaluations of each director. The Presiding Director shares the results of each director's evaluation with him or her.

Board Leadership Structure
Under our Corporate Governance Guidelines, the Board is responsible for selecting the Chairman of the Board and the Chief Executive Officer. The Board currently combines these roles. The independent directors annually elect an independent director to serve as Presiding Director.
The Board periodically reviews and assesses its leadership structure to ensure it is appropriate for the circumstances. The Board believes that a number of factors support the current leadership structure, in which the Chief Executive Officer serves as Chairman of the Board with a strong independent Presiding Director. By serving as both the Chairman and Chief Executive Officer, Mr. Barrett has been able to draw on his knowledge of our daily operations, his knowledge of the healthcare industry and the competitive developments within it, and his knowledge of our customers, vendors, employees, shareholders, and other business partners to provide our Board with leadership in setting its agenda and focusing its discussions. In addition, this structure fosters clear accountability, effective decision making, and alignment between the Board and management. It also allows a single person to speak on behalf of the Board and the company to our customers, vendors, employees, shareholders, and regulators. After considering these factors and Mr. Barrett's strong and effective leadership of the Board, the Board approved a new three-year employment agreement for him in September 2012 to continue to serve in the combined role of Chairman and Chief Executive Officer.
The Board believes that it maintains independence in its operation and in its oversight of management by appointing an independent Presiding Director, by convening regular executive sessions of independent directors, and by its key committees and all of its directors (other than Mr. Barrett) being independent. The Presiding Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	has the authority to call additional executive sessions of the independent directors;

•	serves as a liaison between the Chairman and the independent directors; and

•	approves the information sent to the Board and the agenda and schedule for Board meetings.
The Presiding Director also is available, as deemed appropriate by the Board, to consult and communicate directly with major shareholders.
Mr. Finn, the Presiding Director since 2009, is actively engaged in Board leadership. He chairs executive sessions of the independent directors, which were held at each of the four regular quarterly in-person Board meetings during fiscal 2013. He meets frequently with Mr. Barrett and works closely with him in developing Board agendas, topics, and schedules. He is Chair of the Nominating and

Governance Committee and leads the annual evaluation of the Board and the individual evaluation of each director, including meeting with each Board member to discuss the results of his or her individual evaluation. He participates in the Compensation Committee discussions relating to the annual performance evaluation of, and compensation decisions regarding, Mr. Barrett. Finally, during each of the last few years, Mr. Finn has attended a major healthcare investor conference with management.
Risk Oversight
The Board’s role in risk oversight. The Board is responsible for overseeing our policies and procedures for assessing and managing risk. Management is responsible for assessing and managing our exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and procedures. Management also is responsible for informing the Board of our most significant risks and our plans for managing those risks.
To assist the Board and management in exercising their respective responsibilities, we have developed an enterprise risk management process that our Audit Committee oversees and our Chief Legal and Compliance Officer administers. Under this process, management identifies and prioritizes enterprise risks and develops systems to assess, monitor, and mitigate those risks. Management reviews and discusses with the Board significant risks identified through the process. The Audit Committee also is responsible for discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and financial risk management policies.
Risk assessment in compensation programs. Management has assessed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Cardinal Health. This risk assessment, which was presented to and discussed with the Compensation Committee, included reviewing the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that could raise more significant risks, and evaluating other controls and processes designed to identify and manage risk. In addition, the Committee's independent compensation consultant performed a risk assessment and concurred with management's conclusion.
Policies on Business Ethics
We maintain written Standards of Business Conduct that outline our corporate values and standards of integrity and behavior and are designed to foster a culture of integrity and protect and promote the reputation of our company. The full text of the Standards of Business Conduct is posted on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance: Ethics and Compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Our Chief Legal and Compliance Officer has responsibility to implement and maintain an effective ethics and compliance program. He also has responsibility to provide quarterly updates on our ethics and compliance program to the Audit Committee and an update to the full Board at least once a year. He reports to the Chair of the Audit Committee and to the Chief Executive Officer and meets in separate executive sessions regularly with the Audit Committee.
Resignation Policy for Incumbent Directors Not Receiving Majority Votes
Our Corporate Governance Guidelines require any incumbent director who is not re-elected by shareholders in an uncontested election to promptly tender a resignation to the Chairman of the Board. Within 90 days following the certification of the shareholder vote, the Nominating and Governance Committee will recommend to the Board whether to accept the resignation. Thereafter, the Board will promptly act and publicly disclose its decision and the rationale behind the decision.
Management Succession Planning
The Board is actively engaged and involved in talent management. The Compensation Committee oversees the process for succession planning for the Chief Executive Officer and senior executives. The Board is responsible for the actual succession planning for the position of Chief Executive Officer and reviews succession planning for other senior management positions. The Board held a formal succession planning and talent review session during fiscal 2013 in addition to other informal discussions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy
The Board follows a written policy that the Audit Committee must approve or ratify any transaction exceeding $120,000 in which we are a participant and any related party has a direct or indirect material interest. Related parties include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals.
Once a related party transaction is identified, the Audit Committee will review all of the relevant facts and circumstances and determine whether to approve the transaction. The Audit Committee will take into account such factors as it considers appropriate, including the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and us, the nature of the related party’s relationship with us, and whether the transaction would be likely to impair the judgment of a director or executive officer to act in our best interest.

If advance approval of a transaction is not feasible, the Audit Committee will consider the transaction for ratification at its next regularly scheduled meeting. The Audit Committee Chairman may pre-approve or ratify any related party transactions in which the aggregate amount is expected to be less than $1 million.
Related Party Transactions
Since July 1, 2012, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2013 with management and with Ernst & Young LLP, our independent accountants. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB"). The Audit Committee received from Ernst & Young LLP the written disclosures and the letter required by applicable PCAOB requirements regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Cardinal Health. The Audit Committee also has considered whether Ernst & Young LLP could provide non-audit services to Cardinal Health and remain independent.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for fiscal 2013 be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC.
Submitted by the Audit Committee of the Board of Directors.
Glenn A. Britt, Chairman
Carrie S. Cox
Bruce L. Downey
John F. Finn
David P. King

INDEPENDENT ACCOUNTANTS

Fees Paid to Independent Accountants
The following table sets forth the fees billed to us by Ernst & Young LLP for services in fiscal 2013 and 2012.

	Fiscal Year Ended June 30, 2013 ($)	Fiscal Year Ended June 30, 2012 ($)
Audit fees (1)	5,293,183	5,333,180
Audit-related fees (2)	1,840,055	1,640,355
Tax fees (3)	1,395,874	1,821,705
All other fees	—	—
Total fees	8,529,112	8,795,240

(1)
Audit fees include fees paid to Ernst & Young LLP related to the annual audit of our consolidated financial statements, the annual audit of the effectiveness of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q, and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young LLP that are closely related to the audit and in many cases could only be provided by our independent accountant, such as comfort letters and consents related to SEC registration statements.

(2)
Audit-related fees include fees for services related to acquisitions and divestitures, audit-related research and assistance, internal control reviews, service auditor’s examination reports, and employee benefit plan audits.

(3)
Tax fees include fees for tax compliance and other tax-related services. The aggregate fees billed to us by Ernst & Young LLP for tax compliance and other tax-related services for fiscal 2013 were $329,200 and $1,066,674, respectively, and for fiscal 2012 were $295,648 and $1,526,057, respectively.

Audit Committee Audit and Non-Audit Services Pre-Approval Policy
The Audit Committee must pre-approve the audit and permissible non-audit services performed by our independent accountants in order to ensure that the accountants remain independent from Cardinal Health. The Audit Committee has adopted a policy governing this pre-approval process.
Under the policy, the Audit Committee annually pre-approves certain services within established dollar thresholds. If a proposed service is not included in the annual pre-approval, the Audit Committee must separately pre-approve the service before the engagement begins.
The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services up to $500,000. Proposed services exceeding $500,000 require full Audit Committee approval.
All audit and non-audit services provided for us by Ernst & Young LLP for fiscal 2013 and 2012 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding the beneficial ownership of our common shares and the percentage of our common shares outstanding represented by such ownership by:

•	each person known by us to own beneficially more than 5% of our outstanding common shares;

•	our directors;

•	our Chairman and Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and

•	our executive officers and directors as a group.
A person has beneficial ownership of shares if the person has voting or investment power over the shares or the right to acquire such power in 60 days. Investment power means the power to direct the sale or other disposition of the shares. Except as otherwise described in the notes below, information on the number of shares beneficially owned is as of September 9, 2013, and the listed beneficial owners have sole voting and investment power.

Name of Beneficial Owner	Common Shares
	Number Beneficially Owned	Percent of Class
Wellington Management Company, LLP (1)	44,387,239	13.0
BlackRock, Inc. (2)	23,260,017	6.8
State Street Corporation (3)	18,042,774	5.3
The Vanguard Group (4)	17,218,214	5.1
Colleen F. Arnold (5)(7)	19,237	*
George S. Barrett (6)	2,575,599	*
Glenn A. Britt (5)(7)	20,133	*
Donald M. Casey Jr. (6)	47,636	*
Carrie S. Cox	435	*
Calvin Darden (5)(7)	20,725	*
Bruce L. Downey (5)	10,652	*
John F. Finn (5)(7)(8)	59,344	*
Patricia A. Hemingway Hall (9)	—	*
Jeffrey W. Henderson (6)	441,102	*
Clayton M. Jones	—	*
Michael C. Kaufmann (6)	562,431	*
Gregory B. Kenny (5)(7)	23,454	*
David P. King	40	*
Craig S. Morford (6)	83,566	*
Richard C. Notebaert (5)(7)	49,712	*
Jean G. Spaulding, M.D. (7)(10)	14,743	*
All Executive Officers and Directors as a Group (20 Persons)(11)	4,367,305	1.3
 * Indicates beneficial ownership of less than 1% of the outstanding shares.

(1)
Based on information obtained from a Schedule 13G/A filed with the SEC on February 14, 2013 by Wellington Management Company, LLP ("Wellington"). The address of Wellington is 280 Congress Street, Boston, Massachusetts 02210. Wellington reported that, as of December 31, 2012, it had shared voting power with respect to 14,573,783 shares and shared dispositive power with respect to all shares shown in the table. Wellington, in its capacity as investment adviser, may be deemed to beneficially own such shares, which are held of record by clients of Wellington. The number and percentage of shares held by Wellington may have changed since the filing of the Schedule 13G/A.

(2)
Based on information obtained from a Schedule 13G/A filed with the SEC on February 6, 2013 by BlackRock, Inc. ("BlackRock"). The address of BlackRock is 40 East 52nd Street, New York, New York 10022. BlackRock reported that, as of December 31, 2012, it had sole voting and dispositive power with respect to all shares shown in the table. The number and percentage of shares held by BlackRock may have changed since the filing of the Schedule 13G/A.

(3)
Based on information obtained from a Schedule 13G filed with the SEC on February 11, 2013 by State Street Corporation ("State Street"). The address of State Street is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. State Street reported that, as of December 31, 2012, it had shared voting and dispositive power with respect to all shares shown in the table. The number and percentage of shares held by State Street may have changed since the filing of the Schedule 13G.

(4)
Based on information obtained from a Schedule 13G filed with the SEC on February 13, 2013 by The Vanguard Group ("Vanguard"). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reported that, as of December 31, 2012, it had sole voting power with respect to 589,164 shares, sole dispositive power with respect to 16,631,755 shares, and shared dispositive power with respect to 586,459 shares. The number and percentage of shares held by Vanguard may have changed since the filing of the Schedule 13G.

(5)
Common shares and the percent of class listed as being beneficially owned by our non-management directors include outstanding stock options that are currently exercisable, as follows: Ms. Arnold — 18,071 shares; Mr. Britt — 11,391 shares; Mr. Darden — 15,083 shares; Mr. Downey — 10,652 shares; Mr. Finn — 20,528 shares; Mr. Kenny — 18,175 shares; and Mr. Notebaert — 20,528 shares.

(6)
Common shares and the percent of class listed as being beneficially owned by our named executives include outstanding stock options that are currently exercisable or will be exercisable within 60 days, as follows: Mr. Barrett — 2,364,843 shares; Mr. Casey — 47,636 shares; Mr. Henderson — 314,013 shares; Mr. Kaufmann — 522,580 shares; and Mr. Morford — 56,464 shares.

(7)
Common shares and the percent of class listed as being beneficially owned by our non-management directors include phantom stock over which the participants have sole voting rights under our Deferred Compensation Plan, as follows: Ms. Arnold — 1,166 shares; Mr. Britt — 8,742 shares; Mr. Darden — 4,507 shares; Mr. Finn — 14,718 shares; Mr. Kenny — 5,279 shares; Mr. Notebaert — 11,847 shares; and Dr. Spaulding — 14,407 shares.

(8)	Includes 23,272 common shares held by Mr. Finn’s spouse.

(9)	Ms. Hemingway Hall joined the Board in September 2013.

(10)	Includes 150 common shares held in Dr. Spaulding’s 401(k) plan sponsored by her employer.

(11)
Common shares and percent of class listed as being beneficially owned by all executive officers and directors as a group include outstanding stock options for an aggregate of 3,786,379 shares that are currently exercisable or will be exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 furnished to us during fiscal 2013 and written representations from our officers and directors, we believe that all of our officers and directors and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Fiscal 2013 business performance. Fiscal 2013 was another strong year for us. We increased our non-GAAP operating earnings by 10% to $2.0 billion and our non-GAAP earnings per share by 16% to $3.73.* Our Pharmaceutical segment profit increased by 11% during fiscal 2013 primarily due to strong performance in our generic pharmaceutical programs. Our Medical segment profit increased by 12% primarily as a result of acquisitions.
We generated over $1.7 billion in cash from operations during fiscal 2013. We twice increased our cash dividend (by 10.5% in July 2012 and by 16% in January 2013) and increased it by another 10% early in fiscal 2014. We also repurchased $450 million of our common shares during fiscal 2013.
With the August 2009 spin-off of CareFusion Corporation (the "CareFusion Spin-Off") and the appointment of George S. Barrett as our Chairman and Chief Executive Officer, we established a course of diversifying our portfolio of customers, products, and channels, driving both balance and growth and returning value to shareholders through a growing dividend. Since then, we have significantly increased our base of independent retail customers and nearly doubled our more-profitable generic sales. We have increased our position in and our offering of products and services to hospitals, clinics, surgery centers, and physician practices. We expanded into China, where our unique value proposition allows us to build a strong brand and participate in a rapidly growing Chinese healthcare system.
Through these efforts, we have grown our non-GAAP earnings per share at a compounded annual rate of 19% since fiscal 2010. We have expanded our non-GAAP operating earnings from $1.4 billion in fiscal 2010 to $2.0 billion in fiscal 2013 and our non-GAAP operating margin from 1.4% to 2.0%.
During fiscal 2013, we continued to strengthen our long-term positioning, further re-balancing our customer and product mix. We acquired AssuraMed, Inc. ("AssuraMed"), expanding our ability to provide medical supplies to patients in the home. And we renewed our pharmaceutical distribution contracts with CVS Caremark Corporation ("CVS"), a long-term business partner of ours.
We also announced that our pharmaceutical distribution contract with Walgreen Co. ("Walgreens") would not be renewed due to the different strategic path that Walgreens was pursuing. We had been preparing our strategies for a future that might not include that contract, and we believe we will be healthier in the long run.
The following line graph shows total shareholder return (share price appreciation plus dividends) since August 2009 and our non-GAAP earnings per share for fiscal 2010 through fiscal 2013.* (Fiscal 2013 non-GAAP earnings per share includes the $0.18 per share positive effect of a change in a deferred tax liability during the third quarter of fiscal 2013.)
Fiscal 2013 executive pay. Performance under our annual cash incentive payout matrix was 121% of target driven by above-target earnings before interest and taxes ("EBIT") and exceptional management of tangible capital. The Compensation Committee approved fiscal 2013 cash incentive awards to the executive officers in the tables beginning on page 26 (the “named executives”) that ranged from 92% to 127% of target based on consolidated, segment, and individual performance.
The non-renewal of the Walgreens contract did not impact fiscal 2013 EBIT, the primary driver of annual cash incentives, because the contract expires in fiscal 2014. We expect the contract expiration to have an adverse impact on our fiscal 2014 financial results, and as a result, management recommended and the Compensation Committee approved a fiscal 2014 payout matrix that provides for a payout of only 80% of target for achievement of the Board-approved budget. In contrast, the fiscal 2013 payout matrix provided for a payout of 100% of target for achievement of the Board-approved budget.

____________

*
On a GAAP basis, operating earnings were $1.0 billion in fiscal 2013 and $1.3 billion in fiscal 2010, operating margin was 1.0% in fiscal 2013 and 1.3% in fiscal 2010, and diluted earnings per share from continuing operations was $0.97 in fiscal 2013, $3.06 in fiscal 2012, $2.74 in fiscal 2011, and $1.62 in fiscal 2010. Our fiscal 2013 GAAP operating earnings, operating margin, and diluted earnings per share from continuing operations were impacted by a non-cash charge of $829 million ($799 million after tax) related to a goodwill impairment in the Nuclear Pharmacy Services division. We provide a reconciliation of the differences between the non-GAAP and GAAP financial measures in Appendix A to this proxy statement.

As in past years, a substantial majority of the named executives' compensation was in the form of long-term incentive awards. Our first grant of performance share units (“PSUs”) vested at 143% of target based on exceeding the 11% target for combined non-GAAP earnings per share annual growth rate and dividend yield over the two-year performance period.

Our named executives did not receive base salary increases during fiscal 2013.
In September 2012, we extended the term of Mr. Barrett's employment agreement as Chairman and Chief Executive Officer for another three years. His new employment agreement replaced a 2009 employment agreement, which was scheduled to expire in November 2012. The Board approved the new agreement because it determined that Mr. Barrett has served us and our shareholders well since he became Chairman and Chief Executive Officer in 2009, as evidenced by our longer-term performance discussed above. The Board also considered the continuity and stability in leadership that Mr. Barrett brings to us. The compensation terms in the new agreement generally parallel Mr. Barrett's prior agreement, including having a clawback provision and not providing for an “excise tax gross-up” in the event of a change of control.
Corporate governance highlights. Our executive compensation policies and practices include:

•	Independent compensation committee. The Compensation Committee, which is comprised solely of independent directors, approves all compensation for our named executives.

•	Limited employment agreements. Our Chief Executive Officer is our only executive officer with an employment agreement.

•	Independent compensation consultant. The Compensation Committee has retained an independent compensation consultant.

•	No pensions or SERPS. We do not provide our executives with pensions or supplemental executive retirement plans.

•	Clawbacks. We have clawback provisions in our incentive plans and agreements and in our Chief Executive Officer's employment agreement.

•
Share ownership guidelines. We have share ownership guidelines for executives and directors ranging from three to six times base salary or annual cash retainer. We recently increased the guideline for our Chief Executive Officer from five to six times base salary and for our directors from four to five times annual cash retainer.

•	No hedging or pledging. We prohibit our executives and directors from hedging our securities or pledging them as collateral for a loan.

•	No excise tax gross-ups. We do not provide our executives with “excise tax gross-ups” in the event of a change of control.
Objectives of Our Executive Compensation Program
We have designed our executive compensation program to attract, motivate, and retain key executives, and to align their compensation with our overall business goals, core values, and shareholder interests. To that end, the Compensation Committee has established an executive compensation program based on the following principles:

•	we have a pay-for-performance orientation, meaning that we tie a substantial portion of executive pay to achieving certain key performance goals;

•
we emphasize long-term performance and retention through the use of PSUs, stock options, and restricted share units ("RSUs"), which more closely align our executives' interests with our shareholders' interests; and

•	we provide opportunity for individual value accumulation through long-term incentives and deferred compensation rather than through pensions.

Reflecting these principles, the following charts show the percentage breakdown of target total direct compensation (i.e., base salary, target annual cash incentive, and target long-term incentive) for fiscal 2013 between performance-based (i.e., annual cash incentive, PSUs, and stock options) and other compensation (base salary and RSUs).

Also reflecting these principles, the following charts show the percentage breakdown of target total direct compensation for fiscal 2013 among base salary, annual cash incentive, and long-term incentive.

Primary Elements of Compensation in Fiscal 2013
We discuss the primary elements of fiscal 2013 compensation for our named executives in the table below. We use these same compensation elements for our other executive officers.

Compensation Component	Purpose	Key Features
Base salary	Provide a fixed level of cash compensation.
Annual cash incentive	Motivate and reward annual financial, non-financial, and individual performance.	The Compensation Committee approves a general funding level based on company performance against EBIT and tangible capital goals.
The Committee then determines individual payouts for each named executive based on individual and segment performance.
Long-term incentives (PSUs, stock options, and RSUs)	Motivate executives by linking award value to the performance of our shares over the long-term; retain executives.	Equity grants combined with share ownership guidelines provide executives a meaningful ownership stake in the company.
PSUs vest based on non-GAAP earnings per share growth and dividend yield over the performance period; their value is linked to our share price.
Stock options vest ratably over three years and provide actual value only to the extent our share price appreciates above the option exercise price.
RSUs vest ratably over three years, encouraging executives to remain with the company; their value is linked to our share price.
Our Comparator Group and Benchmarking
The Compensation Committee has developed a “Comparator Group” with assistance from its independent compensation consultant to inform itself about the compensation practices of similarly situated public companies. The Compensation Committee periodically reviews the composition of our Comparator Group to ensure that the companies remain relevant for comparison purposes. Following its most recent review in May 2013, the Committee determined not to change the Comparator Group, maintaining its stability since 2009 other than as a result of mergers among constituent companies. Our Comparator Group reflects the industry in which we primarily compete for executive talent, and includes direct competitors and companies in the healthcare field, including customers and vendors. It also includes air/freight and logistics companies because of the similarity to our business model. The Committee's compensation consultant used revenue, market capitalization, our Comparator Group companies' peer groups, and our industry group as screening criteria when it assisted the Committee with its most recent review of our Comparator Group's composition. Our revenue is in the first quartile of the Comparator Group, while our market capitalization is in the third quartile.

The Comparator Group is composed of the following 25 companies:

Aetna	Humana
Allergan	Kimberly-Clark
AmerisourceBergen	LabCorp
Baxter International	McKesson
Becton, Dickinson	Owens & Minor
Boston Scientific	Quest Diagnostics
CIGNA	Sysco
Covidien	Thermo Fisher Scientific
CVS Caremark	United Parcel Service
Express Scripts	UnitedHealth Group
FedEx	Walgreens
Forest Laboratories	WellPoint
Henry Schein
Our Compensation Committee focuses on target total direct compensation when setting compensation for our named executives. The Committee generally seeks to establish target total direct compensation at approximately the 50th percentile of the Comparator Group. Each of the named executives' target total direct compensation was competitive with the 50th percentile for fiscal 2013.

Our Fiscal 2013 Compensation Decisions
Base salary. The Compensation Committee sets base salaries based on the following: historic salary levels; market and competitive data for the executive's position and level of responsibility at the 50th percentile of the Comparator Group; individual performance, experience, and skills; and internal pay equity considerations.
Following a review of compensation levels and of the factors listed in the preceding paragraph, management recommended that no base salary increases be provided to the named executives for fiscal 2013. The Compensation Committee concurred with this recommendation.
Annual cash incentive compensation. Key executive employees, including our named executives, are eligible to receive annual cash incentives under our Management Incentive Plan (the "MIP"). The Compensation Committee sets target annual incentives as a percentage of base salary based on the 50th percentile of the Comparator Group and internal pay equity considerations. Mr. Barrett's employment agreement sets his target annual incentive at not less than 130% of his annual base salary, which remains competitive with the 50th percentile of the Comparator Group.
As in past years, the Compensation Committee set goals for fiscal 2013 cash incentives using two performance measures:

•	EBIT (adjusted non-GAAP operating earnings), which was selected because it is one of our primary measures of operating performance; and

•	Tangible capital, which was selected because it focuses on the efficient use of capital.

We describe how we calculate these measures under “Executive Compensation — Compensation Plans — Annual Cash Incentive and PSU Performance Goal Calculations” on page 29.
The Compensation Committee approved a payout matrix at the beginning of fiscal 2013 that results in a payout of 100% of target for achievement of our Board-approved budget. Threshold performance was set at zero EBIT growth with potential payouts ranging from 0% to 200% of target. Once we achieve threshold EBIT performance, tangible capital performance reduces the funding percentage by up to 10 percentage points or increases it by up to 15 percentage points, but overall funding cannot exceed 200%. We weight the EBIT goal more heavily, reflecting our belief that EBIT has a greater impact on shareholder value.
The table below shows our fiscal 2013 EBIT goals and our actual performance (in millions).

EBIT ($)
Threshold performance (40%)	1,819
Target performance (100%)	1,994
Maximum performance (200%)	2,374
Actual performance	2,062
Actual tangible capital performance of $2,640 million was significantly better than the $3,380 million target, which had an 11 percentage point impact on the payout level under the payout matrix. We excluded the benefit of AssuraMed from EBIT performance for fiscal 2013 because it was not included in our budget when the Compensation Committee set the performance goals.
Fiscal 2013 EBIT and tangible capital resulted in performance at 121% of target under the payout matrix. The Compensation Committee approved the following fiscal 2013 cash incentive awards for the named executives.

Name	Title	Fiscal 2013 Target Annual Incentive (Percentage of Base Salary)(1)	Fiscal 2013 Target Annual Incentive Amount ($)	Fiscal 2013 Actual Annual Incentive Amount ($)
George S. Barrett	Chairman and Chief Executive Officer	130	1,670,500	2,021,305
Jeffrey W. Henderson	Chief Financial Officer	90	666,000	846,153
Michael C. Kaufmann	Chief Executive Officer — Pharmaceutical Segment	90	571,500	714,375
Donald M. Casey Jr.	Chief Executive Officer — Medical Segment	90	571,500	525,780
Craig S. Morford	Chief Legal and Compliance Officer	75	375,000	453,750

(1)	Fiscal 2013 target annual incentives as a percentage of base salary remained unchanged from fiscal 2012.

The Compensation Committee considered consolidated, segment, and individual performance in determining fiscal 2013 cash incentive compensation for the named executives:

•
Mr. Barrett received 121% of his target at the overall corporate performance level under the payout matrix and based on his leadership of major operating initiatives and overall company strategic positioning, including the acquisition of AssuraMed.

•
Mr. Henderson received 127% of his target based on our exceptional tangible capital and operating cash flow performance, the AssuraMed acquisition, his leadership of corporate cost containment efforts, and his leadership of Cardinal Health China.

•
Mr. Kaufmann received 125% of his target based on the strong overall performance of the Pharmaceutical segment (driven primarily by the performance of our generic pharmaceutical programs) and the CVS contract renewal, but partially offset by performance of the Nuclear Pharmacy Services division. The Committee also considered the non-renewal of the Walgreens contract and the segment's preparation for a future without that contract.

•
Mr. Casey received 92% of his target based on Medical segment performance (including the adverse impact of continued procedural volume softness and the delayed benefits from the Medical business transformation), the AssuraMed acquisition, and the acceleration of Medical segment strategy (including the broadened portfolio of preferred products).

•
Mr. Morford received 121% of his target at the overall corporate performance level under the payout matrix and based on the continued development of our regulatory and compliance programs in a rapidly evolving regulatory landscape.

The non-renewal of the Walgreens contract did not impact fiscal 2013 EBIT, the primary driver of annual cash incentives, because the contract expires in fiscal 2014. We expect the contract expiration to have an adverse impact on our fiscal 2014 financial results, and largely as a result, we do not expect non-GAAP earnings per share to grow in fiscal 2014. Accordingly, management recommended and the Compensation Committee approved a fiscal 2014 payout matrix that provides for a payout of 80% of target for achievement of the Board-approved budget. In contrast, the fiscal 2013 payout matrix provided for a payout of 100% of target for achievement of the Board-approved budget.
Due to a non-cash charge of $829 million ($799 million after tax) related to a goodwill impairment in the Nuclear Pharmacy Services division (the "NPS impairment charge"), we could not pay the annual incentive awards to named executives under the MIP. As a result, those payments will be subject to the limits on deductibility under Section 162(m) of the Internal Revenue Code (the "Code"). The Compensation Committee determined to award these payments outside of the MIP after considering the level of our achievement of the EBIT and tangible capital goals under the payout matrix established at the beginning of fiscal 2013 and the nature of the NPS impairment, which was a non-cash charge relating to a business that we acquired over a decade ago and that has made solid contributions to our financial profile since then. The Committee also considered that payment of these incentive awards generally would not be deductible and determined that the other considerations discussed above best promoted our performance and incentive compensation goals. See "Tax Matters" below on page 25 for further discussion of tax deductibility.
Long-term incentive compensation. The Compensation Committee determined the size of fiscal 2013 long-term incentive grants by setting a target dollar value for each named executive based on both internal pay equity considerations and the 50th percentile of the Comparator Group. Mr. Barrett's prior employment agreement, which was in effect for his fiscal 2013 long-term incentive grants, set his target long-term incentive multiplier at six times base salary. This was competitive with the 50th percentile of the Comparator Group.
The Compensation Committee changed its methodology for determining target annual long-term incentive amounts during fiscal 2013 from a multiplier of base salary to a fixed dollar value because it permits target long-term incentives to be established independently of base salaries based on market competitiveness and internal equity considerations.
We equally weighted our fiscal 2013 long-term incentive grants between PSUs, stock options, and RSUs. The Compensation Committee may adjust the size of an executive's annual stock option and RSU awards (but not PSU awards) to reflect past or expected future individual performance, to provide a retention incentive, or for succession planning, and for fiscal 2013, it adjusted the size of Messrs. Barrett, Henderson, Kaufmann, and Morford's fiscal 2013 stock option and RSU grants based on those considerations.
Fiscal 2013-2015 PSU grants. The Compensation Committee set a three-year goal for the PSUs granted during fiscal 2013 using the sum of two performance measures:

•	Non-GAAP earnings per share annual growth rate; and

•	Dividend yield.
We selected these two measures, which are the same measures used for our previous PSU grants, because we believe that they are key factors that influence total shareholder return and are integral to our strategy of delivering sustainable total shareholder return over the long term. We describe how we calculate these measures under “Executive Compensation — Compensation Plans — Annual Cash Incentive and PSU Performance Goal Calculations” on page 29.
A named executive can receive 50% of his target PSUs if we attain threshold performance over the three-year period and can receive up to 200% of his target PSUs for above-target performance. The Compensation Committee approved the PSU goal at the beginning of fiscal 2013 consistent with historical and projected performance data for the Standard & Poor's 500 and our Comparator Group. The Compensation Committee also considered our internal forecasts at the time of grant, which indicated that target performance would be difficult but attainable. It is also reasonably possible that the awards either could be forfeited or maximum vesting could be attained.

Fiscal 2013 Long-Term Incentive Grants to Named Executives

Name	Target Long- Term Incentive Compensation ($)	Fiscal 2013 Actual Annual Long-Term Incentive Grants (1)
		Stock Options ($)	RSUs ($)	Target PSUs ($)	Total ($)
George S. Barrett	7,710,000	2,765,000	2,765,000	2,570,000	8,100,000
Jeffrey W. Henderson	2,450,000	857,500	857,500	816,667	2,531,667
Michael C. Kaufmann	2,100,000	805,000	805,000	700,000	2,310,000
Donald M. Casey Jr.	2,100,000	700,000	700,000	700,000	2,100,000
Craig S. Morford	1,200,000	420,000	420,000	400,000	1,240,000

(1)	All grants reported in the table were made under our 2011 Long-Term Incentive Plan (the "2011 LTIP").
Fiscal 2012-2013 PSUs earned. For the inaugural grant of PSUs made in fiscal 2012, the Compensation Committee established both a two-year and a three-year performance period to facilitate the transition to PSUs. 40% of that PSU grant was eligible to vest at the end of fiscal 2013 (the "Fiscal 12-13 PSUs") and 60% will be eligible to vest at the end of fiscal 2014.
In August 2013, the Compensation Committee determined the results of the Fiscal 12-13 PSUs based on the sum of non-GAAP earnings per share annual growth rate and dividend yield, measured against the goals established at the beginning of fiscal 2012.
The table below shows our Fiscal 12-13 PSU goal and our actual performance.

	Achievement Percentage
Threshold performance (50%)	6.0
Target performance (100%)	11.0
Maximum performance (200%)	17.0
Actual performance	14.8	(1)

(1)
Non-GAAP earnings per share annual growth rate was 12.6% (excluding the $0.18 per share positive effect of a change in a deferred tax liability during the third quarter of fiscal 2013) and dividend yield was 2.3% over the performance period. The sum of the components do not equal due to rounding.

During fiscal 2013, we amended the outstanding PSUs to permit the exclusion of exceptional items that are not reflective of our operating performance. The Compensation Committee then excluded the $0.18 per share positive effect of a change in a deferred tax liability during the third quarter of fiscal 2013 from the Fiscal 12-13 PSU payout. With this adjustment, the final payout was 143% of target; without this adjustment, the final payout would have been 200% of target.

The following table includes information about the Fiscal 12-13 PSUs for our named executives other than Mr. Casey, who joined us in April 2012 and therefore did not receive these PSUs.

Name	Target Number of Shares (#)	Maximum Number of Shares (#)	Actual Number of Shares (#)

George S. Barrett	23,769	47,538	33,990
Jeffrey W. Henderson	7,615	15,230	10,889
Michael C. Kaufmann	6,346	12,692	9,075
Craig S. Morford	3,425	6,850	4,898
Other Elements of Compensation
Deferred compensation and savings plans. We maintain a Deferred Compensation Plan (“DCP”) and 401(k) Savings Plan to allow executives to accumulate value on a tax-deferred basis and to be competitive in recruiting and retaining executive talent. Our DCP permits certain management employees, including the named executives, to defer payment and taxation of a portion of their salary and bonus into any of several investment alternatives. We may make matching and discretionary contributions to the deferred balances of participating executives, subject to limits discussed under “Executive Compensation — Deferred Compensation” on page 33. We also may make contributions to the DCP and 401(k) Savings Plan on the same basis for all plan participants when we exceed pre-established performance goals. Contributions made with respect to our named executives are included in the “All Other Compensation” table on page 27. Named executives also may elect to defer payment and taxation of PSUs and RSUs.
Other benefits and perquisites. Mr. Barrett's employment agreement provides that he and his family may use our corporate aircraft for personal travel. He does not receive tax reimbursement for any imputed income associated with such personal travel. The Board has encouraged Mr. Barrett to use corporate aircraft for personal travel because the Board believes it provides greater availability for Mr. Barrett to attend to business matters and increased travel efficiencies. Any personal use that would cause the amount reported in our annual proxy statement to exceed $100,000 requires advance approval from the Compensation Committee. We also have an aircraft time sharing agreement with Mr. Barrett that permits him to reimburse us for incremental costs when he uses the aircraft for personal travel; that travel does not count against the $100,000 limit.
Severance and change of control benefits. Mr. Barrett's employment agreement provides for benefits payable upon specified employment termination events. Mr. Barrett will receive cash severance equal to two times the sum of his annual base salary and his target bonus payable in 24 equal monthly installments if we terminate his employment without “cause,” or if he terminates employment for “good reason.” He also will receive a prorated bonus for the year of termination based on actual achievement of performance goals and vested stock options will remain exercisable for two years.

We discuss severance payments and benefits, including under our compensation and benefit plans, in detail under “Executive Compensation — Potential Payments on Termination of Employment or Change of Control” on page 35. We believe that the severance benefits we provide to our named executives support our recruiting and retention efforts. We do not have any agreements to provide change-of-control excise tax gross-ups.
Our Board has a policy requiring us to obtain shareholder approval of severance agreements with our executives that provide cash severance benefits that exceed 2.99 times base salary and bonus.
Our Policies, Guidelines, and Practices Related to Executive Compensation
Role of the Compensation Committee’s compensation consultant. Frederic W. Cook & Co., Inc. ("Cook") has served as the Compensation Committee's independent executive compensation consultant since 2011.
The nature and scope of the compensation consultant's engagement consists primarily of:

•	participating in meetings of the Compensation Committee;

•	providing compensation data on the Comparator Group; and

•
providing consulting support, advice, and recommendations related to compensation for our Chief Executive Officer and other executive officers; the design of our executive compensation program, including the plan design for annual and long-term incentives; the composition of our Comparator Group; and director compensation.

In addition, Cook performed a risk assessment of our fiscal 2013 compensation programs. Cook did not provide any additional services to the Compensation Committee or to Cardinal Health during fiscal 2013. The Compensation Committee has made an assessment under factors set forth in NYSE and SEC rules and concluded that Cook is independent and that the firm's work for the Compensation Committee did not raise any conflicts of interest.

Role of our executive officers. Our Chief Executive Officer and Chief Human Resources Officer participate in Compensation Committee meetings to make recommendations as to design and compensation amounts, to present performance assessments of the named executives (other than our Chief Executive Officer), and, together with our Chief Financial Officer, to discuss our financial and operational performance. The Compensation Committee meets in executive session with its compensation consultant to review and discuss the performance and compensation of our Chief Executive Officer.
Results of 2012 advisory vote to approve compensation of named executive officers. At the 2012 Annual Meeting of Shareholders, our say-on-pay advisory vote on the compensation of our named executive officers received 97% favorable support. Apart from the advisory vote, we regularly have discussions with our largest shareholders that address executive compensation, among other things. The Compensation Committee considered the most recent say-on-pay vote in addition to shareholder perspectives generally, market considerations, and company and individual performance, and concluded that no changes to our executive compensation policies and decisions were warranted in response to the say-on-pay vote.
Employment agreements. As explained above, in September 2012, we entered into a new three-year employment agreement with our Chairman and Chief Executive Officer, Mr. Barrett, that supersedes and replaces his 2009 employment agreement, which was scheduled to expire in November 2012. We discuss the terms of this new employment agreement under “Executive Compensation — Employment Arrangements” on page 27.
Share ownership guidelines. We have implemented share ownership guidelines (which we recently revised) to link the interests of executive officers and directors with the interests of our shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors must accumulate and hold while serving in these positions. We count common shares, RSUs, and phantom shares held through the DCP for purposes of meeting the share ownership guidelines. The specific share ownership requirements are:

•	Chairman and Chief Executive Officer (Mr. Barrett) — six times base salary (an increase from five times in the prior guidelines);

•	Chief Financial Officer and Segment Chief Executive Officers (Messrs. Henderson, Kaufmann, and Casey) — four times base salary;

•	Other executive officers (including Mr. Morford) — three times base salary; and

•	Non-management directors — five times annual cash retainer (an increase from four times in the prior guidelines).

Under the revised guidelines, we replaced our former one-year holding period requirement for stock options and RSUs with a requirement that executive officers and directors must retain 100% of the net after-tax shares received under any equity awards until they satisfy the required ownership levels. At the August 6, 2013 effective date of the revised guidelines, Messrs. Barrett, Henderson, Kaufmann, and Morford each exceeded his required ownership level, and Mr. Casey, who joined us in April 2012, was in compliance with the guidelines.
Potential impact on compensation from executive misconduct. Our incentive plans and agreements provide that we may require repayment of cash incentives and gains realized under equity awards and to cancel outstanding incentive awards in instances of executive misconduct. You can find additional information under “Executive Compensation — Potential Impact on Compensation from Executive Misconduct” on page 30.
Hedging and pledging shares. Our Board has adopted a policy prohibiting all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.
Equity grant practices. The Compensation Committee expects to approve the annual equity grant in August of each year and to set the grant date on August 15. The Compensation Committee expects the annual grant date to follow the release of earnings for the prior fiscal year in early August, without regard to whether we are aware of material non-public information.
Tax matters. Section 162(m) of the Code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million paid in any fiscal year to our Chief Executive Officer and three other most highly compensated executive officers (other than the Chief Financial Officer). While we have intended annual cash incentive awards under our MIP, stock options, and PSUs to qualify as performance-based compensation within the meaning of Section 162(m) and, as such, to be fully deductible, we maintain flexibility to operate our compensation programs in a manner designed to promote varying company goals. For purposes of qualifying payments as performance-based compensation under Section 162(m), the Compensation Committee established the performance criteria of 8% return on shareholders' equity (calculated on a GAAP basis, or "GAAP ROE") for fiscal 2013 annual incentive awards under the MIP and 8% average annual GAAP ROE for our Fiscal 12-13 PSUs. We did not achieve GAAP ROE of 8% for fiscal 2013 due to the NPS impairment charge. As a result, our fiscal 2013 cash incentives paid to our named executives who are covered by Section 162(m) will be subject to the limits on tax deductibility under that section. With respect to our Fiscal 12-13 PSUs, we achieved a 12% average annual GAAP ROE for fiscal 2012 and 2013.

EXECUTIVE COMPENSATION

Human Resources and Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.
Submitted by the Human Resources and Compensation Committee of the Board.
Gregory B. Kenny, Chairman
Calvin Darden
Clayton M. Jones
Richard C. Notebaert
Jean G. Spaulding, M.D.
Executive Compensation Tables
The table below summarizes compensation for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers at June 30, 2013, the end of our fiscal 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
George S. Barrett Chairman and Chief Executive Officer	2013	1,285,000	—	5,335,018	2,695,845	2,021,305	—	137,632	11,474,800
	2012	1,277,101	—	5,138,682	2,861,043	1,809,652	—	123,246	11,209,724
	2011	1,230,082	—	2,520,001	4,397,189	1,934,919	—	132,015	10,214,206
Jeffrey W. Henderson Chief Financial Officer	2013	740,000	—	1,674,169	836,056	846,153	—	29,108	4,125,486
	2012	736,776	—	1,663,168	831,516	722,777	—	22,849	3,977,086
	2011	716,712	—	808,493	1,410,764	815,977	—	25,464	3,777,410
Michael C. Kaufmann Chief Executive Officer — Pharmaceutical Segment	2013	635,000	—	1,505,017	784,868	714,375	—	28,908	3,668,168
	2012	629,358	—	1,441,773	713,716	628,729	—	23,349	3,436,925
	2011	596,712	—	669,913	1,168,921	804,756	—	27,813	3,268,115
Donald M. Casey Jr. (4) Chief Executive Officer — Medical Segment	2013	635,000	—	1,400,038	682,491	525,780	—	36,991	3,280,300
	2012	131,858	500,000	999,972	500,071	118,671	—	506,091	2,756,663
Craig S. Morford Chief Legal and Compliance Officer	2013	500,000	—	820,007	409,498	453,750	—	29,108	2,212,363
	2012	495,970	—	712,524	356,213	405,455	—	24,629	1,994,791
	2011	470,890	—	354,387	—	388,485	—	25,964	1,239,726

(1)
The amounts reported for fiscal 2012 and 2013 represent the aggregate grant date fair value of PSUs at target and of RSUs granted during each respective fiscal year. The amounts reported for fiscal 2011 represent the grant date fair value of RSUs granted during the fiscal year. The amounts reported in each fiscal year do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2013 table on page 28 and the accompanying footnotes for information on the grant date fair value of each award granted in fiscal 2013. The value of the PSUs granted in fiscal 2013 assuming achievement of the maximum performance level of 200% would be: Mr. Barrett — $5,140,028; Mr. Henderson — $1,633,325; Mr. Kaufmann — $1,400,038; Mr. Casey — $1,400,038; and Mr. Morford — $800,022. The named executives may never realize any value from the PSUs.

(2)
The amounts reported represent the grant date fair value of nonqualified stock options granted during the fiscal year and do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2013 table on page 28 and the accompanying footnotes for information on the grant date fair value of stock options granted during fiscal 2013 and the assumptions used in determining the grant date fair value. The named executives may never realize any value from these stock options, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.

(3)	The elements of compensation included in the “All Other Compensation” column for fiscal 2013 are set forth in the table below.

(4)	Mr. Casey was hired as Chief Executive Officer — Medical Segment in April 2012.

The amounts shown for “All Other Compensation” for fiscal 2013 include (a) company matching and fiscal 2013 performance contributions to the named executive’s account under our 401(k) plan; (b) company matching and fiscal 2013 performance contributions to the named executive’s account under our DCP; (c) perquisites; and (d) tax reimbursements, in the following amounts:

Name	Company 401(k) Savings Plan Contributions ($)	Company Deferred Compensation Plan Contributions ($)	Perquisites ($)(a)	Tax Reimbursements ($)(b)	Total ($)
George S. Barrett	20,108	9,000	108,524	—	137,632
Jeffrey W. Henderson	20,108	9,000	—	—	29,108
Michael C. Kaufmann	20,108	8,800	—	—	28,908
Donald M. Casey Jr.	25,711	5,000	—	6,280	36,991
Craig S. Morford	19,908	9,200	—	—	29,108

(a)
The amounts shown include the value of perquisites and other personal benefits to a named executive only if the aggregate value exceeded $10,000. Where we do report perquisites and other personal benefits for a named executive, we quantify each perquisite or personal benefit only if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that individual. The amount reported for Mr. Barrett for fiscal 2013 comprised the incremental cost to us of his personal use of corporate aircraft ($97,054), legal fees paid with respect to services provided to him in connection with his employment agreement, and home security system monitoring fees. We own corporate aircraft and lease other aircraft. We calculate the incremental cost of personal use of corporate aircraft based on the average cost of fuel; average maintenance costs; crew travel expenses; per flight landing fees; hangar and parking costs; and smaller variable costs, offset by any timeshare payments by the executive. Since we use our aircraft primarily for business travel, we do not include fixed costs, such as depreciation and pilot salaries. We have an aircraft time sharing agreement with Mr. Barrett under which he is permitted to reimburse us for the incremental costs of his personal use of corporate aircraft consistent with FAA regulations.

(b)	We paid a tax reimbursement to Mr. Casey for imputed income with respect to relocation expenses.
Employment Arrangements
Barrett employment agreement. We entered into a new employment agreement with Mr. Barrett in September 2012 under which he serves as Chairman and Chief Executive Officer until the earlier of the date of our annual meeting of shareholders following June 30, 2015 or December 31, 2015, subject to earlier termination in accordance with its terms. The new agreement supersedes and replaces Mr. Barrett's 2009 employment agreement.
The new employment agreement provides, among other things, for Mr. Barrett:

•	to receive an annual base salary of at least $1,285,000;

•
to participate in our annual bonus program with a target annual bonus of at least 130% of his annual base salary, payable based on performance objectives that our Compensation Committee determines in consultation with him; and

•
to receive an annual long-term incentive award grant comprised of PSUs, stock options, RSUs, and other incentives as determined by the Committee with a target value of $8,000,000, with each annual award subject to the Board's discretion based on both company and individual performance in accordance with the terms of the 2011 LTIP.

The compensation terms in the new agreement reflect Mr. Barrett's current compensation structure and, in general, parallel his prior agreement, including the right to up to $100,000 per fiscal year in personal use of corporate aircraft without advance approval of the Compensation Committee.

Grants of Plan-Based Awards for Fiscal 2013
The table below supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2013.

Name	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G. S. Barrett
Annual Cash Incentive			668,200	1,670,500	3,341,000
PSUs	8/15/2012	8/7/2012				32,279	64,557	129,114				2,570,014
Stock Options	8/15/2012	8/7/2012								330,738	39.81	2,695,845
RSUs	8/15/2012	8/7/2012							69,455			2,765,004
J. W. Henderson
Annual Cash Incentive			266,400	666,000	1,332,000
PSUs	8/15/2012	8/7/2012				10,257	20,514	41,028				816,662
Stock Options	8/15/2012	8/7/2012								102,571	39.81	836,056
RSUs	8/15/2012	8/7/2012							21,540			857,507
M. C. Kaufmann
Annual Cash Incentive			228,600	571,500	1,143,000
PSUs	8/15/2012	8/7/2012				8,792	17,584	35,168				700,019
Stock Options	8/15/2012	8/7/2012								96,291	39.81	784,868
RSUs	8/15/2012	8/7/2012							20,221			804,998
D. M. Casey Jr.
Annual Cash Incentive			228,600	571,500	1,143,000
PSUs	8/15/2012	8/7/2012				8,792	17,584	35,168				700,019
Stock Options	8/15/2012	8/7/2012								83,731	39.81	682,491
RSUs	8/15/2012	8/7/2012							17,584			700,019
C. S. Morford
Annual Cash Incentive			150,000	375,000	750,000
PSUs	8/15/2012	8/7/2012				5,024	10,048	20,096				400,011
Stock Options	8/15/2012	8/7/2012								50,239	39.81	409,498
RSUs	8/15/2012	8/7/2012							10,550			419,996

(1)	This information relates to annual cash incentive award opportunities we granted during fiscal 2013 with respect to fiscal 2013 performance.

(2)
All equity incentive plan awards (a) are PSUs granted during the fiscal year, (b) are granted under our 2011 LTIP, (c) are eligible to vest over a three-year performance period based on (i) the annual growth rate in non-GAAP earnings per share and (ii) dividend yield, and (d) accrue cash dividend equivalents that are payable when, and only to the extent that, the PSUs vest and settle.

(3)
All other stock awards (a) are RSUs granted during the fiscal year, (b) are granted under our 2011 LTIP, (c) vest ratably over three years, and (d) accrue cash dividend equivalents that are payable when the RSUs vest.

(4)	All other option awards (a) are nonqualified stock options granted during the fiscal year, (b) are granted under our 2011 LTIP, (c) vest ratably over three years, and (d) have a term of 10 years.

(5)	The stock option awards have an exercise price equal to the closing price of our common shares on the NYSE on the date of grant.

(6)
We valued the PSUs and RSUs by multiplying the closing price of our common shares on the NYSE on the grant date by the number of PSUs (at target) and RSUs awarded. We valued the stock options utilizing a lattice model that incorporates the following assumptions: expected stock option life: 6.25 years; dividend yield: 2.39%; risk-free interest rate: 1.16%; and expected volatility: 29.00%.

Compensation Plans
Annual cash incentive compensation. Our key executive employees, including our named executives, are eligible to receive annual cash incentives under the MIP. As discussed in the Compensation Discussion and Analysis on page 21, the Compensation Committee established a matrix of potential cash award percentages based upon achievement of varying EBIT and tangible capital levels for fiscal 2013. For fiscal 2013, the Compensation Committee also established the performance criterion of 8% GAAP ROE. This performance criterion was intended to allow payments under the MIP to qualify as performance-based compensation under the Code and to be fully tax deductible by us. The named executives do not receive any payout under the MIP unless we achieve this threshold. Fiscal 2013 EBIT and tangible capital resulted in performance at 121% of target under the payout matrix and the Compensation Committee approved fiscal 2013 cash incentive awards to the named executives. Due to the NPS impairment charge, which impacted GAAP ROE, we could not pay the annual incentive awards to the named executives under the MIP. As a result, the payments to our named executives who are subject to Section 162(m) will be subject to the limits on tax deductibility under that section. See "Tax Matters" in the Compensation Discussion and Analysis on page 25 for further discussion.
Although not relevant for fiscal 2013, the MIP allows the Compensation Committee, in its discretion, to make annual incentive awards to named executives if we do not achieve the minimum performance goal (e.g., EBIT), but we achieve the performance criterion (e.g., GAAP ROE).
Long-term incentive plans. In November 2011, our shareholders approved the 2011 LTIP. Under the 2011 LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards, and cash awards to employees. During fiscal 2013, we granted PSUs, nonqualified stock options, and RSUs to our named executives, as shown in the Grants of Plan-Based Awards for Fiscal 2013 table on page 28, under the 2011 LTIP.

Our 2011 LTIP provides for “double-trigger” accelerated vesting, under which the vesting of awards will accelerate in connection with a change of control only if there is a qualifying termination within two years after the change of control or if the surviving entity does not provide qualifying replacement awards. Our 2005 Long-Term Incentive Plan ("2005 LTIP") provides for “single trigger” accelerated vesting of equity awards upon a change of control.
Beginning in fiscal 2012, key executive employees, including our named executives, began to receive PSUs. The PSUs will settle following the end of a performance period by the issuance of a number of our common shares, which may be a fraction or multiple of the number of PSUs subject to an award. Issuance of the shares under the PSUs is subject to both continued employment by us and the achievement of performance criteria or goals established by the Compensation Committee (which may vary from award to award).
The Compensation Committee establishes performance criteria during the first three months of each performance period and may establish performance goals. For the PSUs granted during fiscal 2013, the Compensation Committee established the performance criterion of a specified percentage of average annual GAAP ROE over the performance period. This performance criterion is intended to allow the PSUs to be performance-based compensation under Section 162(m) of the Code and to be fully tax deductible by us.
As discussed in the Compensation Discussion and Analysis on page 22, the Compensation Committee established a three-year performance goal under the PSUs granted during fiscal 2013 based upon the achievement of specified non-GAAP earnings per share annual growth rate and dividend yield over the performance period. A named executive can receive 50% of his target PSUs if we attain threshold performance over the three-year period and can receive up to 200% of his target PSUs for above-target performance.
Annual Cash Incentive and PSU Performance Goal Calculations

Award	Performance Goal	Calculation
Annual Cash Incentive	EBIT (1)
Non-GAAP operating earnings,(2) adjusted to exclude annual cash incentives to the extent below or above target performance; contributions to the DCP and 401(k) Savings Plan when we exceed pre-established performance goals; and income or expense related to the performance of our DCP assets that is included within distribution, selling, general, and administrative ("SG&A") expenses in our consolidated statement of earnings.

Tangible capital (1)
12-month average of total assets, less total liabilities (other than interest-bearing long-term obligations); goodwill and other intangibles, net; cash and equivalents; and held-to-maturity investments.

PSUs	Sum of non-GAAP earnings per share annual growth rate and dividend yield
Non-GAAP earnings per share annual growth rate is non-GAAP diluted earnings per share from continuing operations(3) for the last fiscal year of the performance period divided by non-GAAP diluted earnings per share from continuing operations for the last fiscal year preceding the performance period; the quotient is then raised to the power of one divided by the number of years in the performance period.

Dividend yield is the sum of all cash dividends paid per share during a performance period divided by the number of years in the performance period; the quotient is then divided by our closing share price on the grant date.

(1)
We generally exclude the results of acquired or divested businesses from the EBIT and tangible capital calculations for the annual cash incentives if they are not included in our budget when the Compensation Committee sets the performance goals. Accordingly, we excluded the benefit of AssuraMed, which we acquired in March 2013, from EBIT performance for fiscal 2013. The Compensation Committee also may make other adjustments to EBIT and tangible capital for purposes of determining whether we achieved our performance goals, although none were made for fiscal 2013.

(2)
Non-GAAP operating earnings is consolidated operating earnings, adjusted to exclude restructuring and employee severance costs; acquisition-related costs; impairments and losses on disposal of assets (including the $829 million NPS impairment charge incurred during fiscal 2013); and net litigation recoveries and charges.

(3)
Non-GAAP diluted earnings per share from continuing operations is non-GAAP earnings from continuing operations divided by the diluted weighted average shares outstanding. Non-GAAP earnings from continuing operations is consolidated earnings from continuing operations, adjusted to exclude restructuring and employee severance costs; acquisition-related costs and credits; impairments and gains and losses on disposal of assets (including the $829 million NPS impairment charge incurred during fiscal 2013); net litigation recoveries and charges; other CareFusion Spin-Off related costs included within SG&A expenses; gains on the sale of CareFusion stock; and tax benefits and expenses associated with each of the items mentioned above. For purposes of the PSUs (as amended during fiscal 2013), the Compensation Committee may approve adjustments to how we calculate non-GAAP earnings from continuing operations to reflect a change by us to the definition of non-GAAP diluted earnings per share presented to investors, exceptional acquisitions or divestitures, changes in accounting principles, or other exceptional items that are not reflective of our operating performance.

In addition to determining incentive compensation, we use the non-GAAP financial measures referred to in the table above internally to evaluate our performance and engage in financial and operational planning. We also present these non-GAAP financial measures to investors as supplemental metrics to help in assessing the effects of items and events on our financial and operating results and to help in comparing our performance to that of our competitors.
Potential Impact on Compensation from Executive Misconduct
Under our incentive plans and our employment agreement with Mr. Barrett, we have the authority to require repayment or subject outstanding awards to forfeiture in certain instances of executive misconduct. Specifically, the MIP and the 2011 LTIP both authorize us to seek repayment of cash incentive compensation paid to an executive if that executive engages in misconduct that causes or contributes to the need to restate previously filed financial statements and the payment was based on financial results that we subsequently restate. In addition, the 2011 LTIP will be administered in compliance with the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), once rules implementing those provisions are adopted by the SEC and become effective.
Mr. Barrett’s employment agreement gives Cardinal Health the right to repayment of any bonus or other compensation paid to him if he engaged in misconduct that caused or materially contributed to the need to restate financial statements following the CareFusion Spin-Off and, if based on the financial statements as restated, he otherwise would not have received such compensation. This right of repayment applies to compensation granted or vesting within three years of the date on which we originally filed the subject financial statements with the SEC. Under the employment agreement, Mr. Barrett also agreed to comply with any repayment policy that we are required to adopt, or to which we become subject, once rules implementing the clawback provisions of the Dodd-Frank Act are adopted by the SEC and become effective.

Under our stock option, PSU, and RSU agreements, unexercised stock options, unvested PSUs and RSUs, and certain vested PSUs and RSUs are forfeited if the holder engages in specified conduct while employed by Cardinal Health or during a set time period after termination of employment. We also may require the holder to repay the gross gain realized from any stock option exercises or the value of the PSUs and RSUs settled within a set time period prior to such conduct. The specified conduct that triggers forfeiture or repayment includes disclosure of confidential information; fraud, gross negligence, or willful misconduct; solicitation of business or our employees; disparagement; and competitive actions.
Finally, all or a portion of a MIP award may be subject to repayment if the named executive violates an applicable non-competition or confidentiality agreement.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2013
Because of the adjustments to equity awards in the CareFusion Spin-Off, some of our named executives have equity awards from both Cardinal Health and CareFusion. As a result, we present one table for Cardinal Health equity awards and a second table for CareFusion equity awards.

The table below shows the number of shares underlying exercisable and unexercisable Cardinal Health stock options and unvested Cardinal Health PSUs and RSUs held by our named executives on June 30, 2013.

Name	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
G. S. Barrett	2/15/2008	293,629	—		44.16	2/15/2015
	8/15/2008	114,787	—		41.10	8/15/2015
	9/15/2009	309,954	—		27.29	9/15/2016
	9/15/2009	644,704	—		27.29	9/15/2016
	8/16/2010	457,326	228,663	(2)	30.94	8/16/2017
	8/15/2011	102,767	205,535	(2)	41.60	8/15/2021
	8/15/2012	—	330,738	(2)	39.81	8/15/2022
							139,341	(3)	6,576,895	134,201	(4)	6,334,287
J. W. Henderson	8/15/2006	73,232	—		48.58	8/15/2013
	8/15/2007	56,007	—		49.25	8/15/2014
	9/15/2009	206,843	—		27.29	9/15/2016
	8/16/2010	146,725	73,363	(2)	30.94	8/16/2017
	8/15/2011	29,867	59,736	(2)	41.60	8/15/2021
	8/15/2012	—	102,571	(2)	39.81	8/15/2022
							44,213	(5)	2,086,854	42,826	(6)	2,021,387
M. C. Kaufmann	8/15/2008	50,216	—		41.10	8/15/2015
	9/15/2009	206,636	—		27.29	9/15/2016
	8/16/2010	121,572	60,787	(2)	30.94	8/16/2017
	8/15/2011	25,636	51,273	(2)	41.60	8/15/2021
	8/15/2012	—	96,291	(2)	39.81	8/15/2022
							39,968	(7)	1,886,490	36,178	(8)	1,707,602
D. M. Casey Jr.	4/16/2012	19,726	39,454	(2)	40.58	4/16/2022
	8/15/2012	—	83,731	(2)	39.81	8/15/2022
							25,798	(9)	1,217,666	29,905	(10)	1,411,516
C. S. Morford	8/15/2008	14,128	—		41.10	8/15/2015
	8/15/2011	12,795	25,590	(2)	41.60	8/15/2021
	8/15/2012	—	50,239	(2)	39.81	8/15/2022
							20,078	(11)	947,682	20,085	(12)	948,012

(1)	The market value is the product of $47.20, the closing price of our common shares on the NYSE on June 28, 2013, and the number of unvested stock awards.

(2)	These stock options vest 33% on the first, second, and third anniversaries of the grant date.

(3)	Reflects RSUs that vest as follows: 44,519 shares on August 15, 2013; 27,150 shares on August 16, 2013; 44,520 shares on August 15, 2014; and 23,152 shares on August 15, 2015.

(4)
Reflects 33,990 Fiscal 12-13 PSUs that vested upon our achieving the performance goal over the performance period, 35,654 PSUs for the fiscal 2012-2014 performance period ("Fiscal 12-14 PSUs") at the target award level, and 64,557 PSUs for the fiscal 2013-2015 performance period ("Fiscal 13-15 PSUs") at the target award level.

(5)	Reflects RSUs that vest as follows: 14,161 shares on August 15, 2013; 8,711 shares on August 16, 2013; 14,161 shares on August 15, 2014; and 7,180 shares on August 15, 2015.

(6)
Reflects 10,889 Fiscal 12-13 PSUs that vested upon our achieving the performance goal over the performance period, 11,423 Fiscal 12-14 PSUs at the target award level, and 20,514 Fiscal 13-15 PSUs at the target award level.

(7)	Reflects RSUs that vest as follows: 13,004 shares on August 15, 2013; 7,218 shares on August 16, 2013; 13,005 shares on August 15, 2014; and 6,741 shares on August 15, 2015.

(8)
Reflects 9,075 Fiscal 12-13 PSUs that vested upon our achieving the performance goal over the performance period, 9,519 Fiscal 12-14 PSUs at the target award level, and 17,584 Fiscal 13-15 PSUs at the target award level.

(9)
Reflects RSUs that vest as follows: 5,861 shares on August 15, 2013; 4,107 shares on April 16, 2014; 5,861 shares on August 15, 2014; 4,107 shares on April 16, 2015; and 5,862 shares on August 15, 2015.

(10)	Reflects 12,321 Fiscal 12-14 PSUs at the target award level and 17,584 Fiscal 13-15 PSUs at the target award level.

(11)	Reflects RSUs that vest as follows: 6,371 shares on August 15, 2013; 3,818 shares on August 16, 2013; 6,372 shares on August 15, 2014; and 3,517 shares on August 15, 2015.

(12)
Reflects 4,898 Fiscal 12-13 PSUs that vested upon our achieving the performance goal over the performance period, 5,139 Fiscal 12-14 PSUs at the target award level, and 10,048 Fiscal 13-15 PSUs at the target award level.

The table below shows the number of shares underlying exercisable CareFusion stock options held by our named executives on June 30, 2013. There were no unexercisable CareFusion stock options or unvested CareFusion stock awards held by our named executives on June 30, 2013.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($/Sh)	Option Expiration Date
George S. Barrett	—	—	—	—
Jeffrey W. Henderson	4/18/2005	5,652	30.80	4/18/2015
	8/15/2006	36,616	37.70	8/15/2013
	8/15/2007	28,003	38.23	8/15/2014
Michael C. Kaufmann	—	—	—	—
Donald M. Casey Jr.	—	—	—	—
Craig S. Morford	—	—	—	—
Option Exercises and Stock Vested for Fiscal 2013
The table below shows Cardinal Health stock options that were exercised, and Cardinal Health RSUs that vested, during fiscal 2013 for each of our named executives.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
George S. Barrett	—	—	100,673	3,934,315
Jeffrey W. Henderson	305,531	3,710,468	25,566	1,004,084
Michael C. Kaufmann	55,158	969,532	21,382	840,273
Donald M. Casey Jr.	—	—	4,107	177,094
Craig S. Morford	181,324	3,455,892	11,001	431,945

(1)
The number of shares acquired on vesting includes the following RSUs deferred at the election of the named executive, net of required withholdings: Mr. Kaufmann — 14,387; Mr. Casey — 3,858; and Mr. Morford — 10,467. The deferral period will lapse six months following separation from service, as described in more detail under “Deferred Compensation” below.

The table below shows the CareFusion stock options that were exercised during fiscal 2013 for each of our named executives. No unvested CareFusion stock awards were held by our named executives during fiscal 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George S. Barrett	—	—	—	—
Jeffrey W. Henderson	18,000	122,040	—	—
Michael C. Kaufmann	15,214	158,226	—	—
Donald M. Casey Jr.	—	—	—	—
Craig S. Morford	—	—	—	—
Deferred Compensation
Deferred Compensation Plan. Our nonqualified DCP permits executives to defer between 1% and 50% of base salary and between 1% and 100% of incentive compensation. In addition, we may make additional matching and discretionary contributions to the deferred balances of participating executives. In general, we make matching contributions on amounts between $255,000 and $355,000 at the same rate as contributions under the 401(k) Savings Plan. We also credit all plan participants' accounts with additional, non-matching company contributions and Social Security Integration contributions to the 401(k) Savings Plan and DCP when we exceed pre-established performance goals. The Compensation Committee selected EBIT as the performance measure for fiscal 2013 for this company contribution, and we exceeded the predetermined EBIT goal. Contributions made with respect to our named executives for fiscal 2013 are set forth in the “All Other Compensation” table on page 27.

Each participant may direct the investment of his or her DCP account by selecting investment options and periodically reallocating assets. The investment options available under our DCP are substantially the same as the investment options that are available in our 401(k) Savings Plan. We do not permit any participant who becomes a reporting person under Section 16 of the Exchange Act to invest contributions in his or her account in our company stock fund.

We pay participating executives’ deferred balances in cash upon retirement, termination from employment, death, or total disability. The plan does not qualify under Section 401(a) of the Code, and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 as a “top hat” plan for a select group of management or highly compensated employees.
Deferred Shares. A named executive may defer receipt of shares that otherwise would be issued on the date that PSUs and RSUs vest until after the named executive is no longer employed by Cardinal Health or until a fixed future date.

Nonqualified Deferred Compensation in Fiscal 2013
The table below provides information regarding the named executives’ accounts under our DCP and deferred share arrangements. References to deferred shares in the table below include both Cardinal Health and CareFusion RSUs.

Name	Executive Contributions in Last FY ($)(1)(2)	Cardinal Health Contributions in Last FY ($)(2)(3)	Aggregate Earnings in Last FY ($)(2)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
George S. Barrett
DCP	128,500	7,200	80,422	—	871,418
Deferred shares	—	—	—	—	—
Jeffrey W. Henderson
DCP	292,555	9,900	129,158	—	1,160,327
Deferred shares	—	—	31,686	—	192,806
Michael C. Kaufmann
DCP	343,013	9,340	203,394	—	1,772,968
Deferred shares	562,331	—	229,700	—	1,704,439
Donald M. Casey Jr.
DCP	—	—	4,210	—	4,210
Deferred shares	166,357	—	15,741	—	182,098
Craig S. Morford
DCP	33,946	8,917	51,112	—	223,518
Deferred shares	410,978	—	187,943	—	1,446,019

(1)
The DCP amounts shown include salary and fiscal 2012 cash incentive awards deferred during fiscal 2013. DCP amounts do not include the following amounts deferred from the fiscal 2013 cash incentive awards that were paid in fiscal 2014: Mr. Barrett — $202,131; Mr. Henderson — $126,923; and Mr. Kaufmann — $142,875.

(2)
DCP amounts included as contributions and earnings in the table and also reported as fiscal 2013 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Barrett — $132,700; Mr. Henderson — $299,455; Mr. Kaufmann — $349,353; Mr. Casey — $0; and Mr. Morford — $39,863.

(3)
Does not include Cardinal Health contributions for fiscal 2013 performance paid during fiscal 2014, in the following amounts: Mr. Barrett — $5,000; Mr. Henderson — $5,000; Mr. Kaufmann — $5,000; Mr. Casey — $5,000; and Mr. Morford — $5,000.

(4)
We calculate the aggregate earnings with respect to DCP based upon the change in value of the investment options selected by the named executive during the year. Aggregate earnings with respect to deferred shares are calculated based upon the change in their total value from the first day of the fiscal year (or the vesting date, if later) to the last day of the fiscal year.

(5)
DCP amounts included in the aggregate balance at June 30, 2013 in the table and also reported as fiscal 2012 and 2011 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Barrett — $275,340; Mr. Henderson — $259,077; Mr. Kaufmann — $554,618; Mr. Casey — $0; and Mr. Morford — $95,929.

Potential Payments on Termination of Employment or Change of Control
Post-employment and change of control compensation arrangements. In many cases, our named executives are eligible to receive benefits after a termination of employment or change of control under the MIP and the 2011 and 2005 LTIPs (collectively, the "LTIPs"). The various payments and benefits that would be provided to the named executives under the MIP and LTIPs are discussed in the table below.

	Annual Incentives (MIP)	Long-Term Incentive Plan Awards
Termination for Cause (1)	None.	We may cancel unexercised stock options and unvested stock awards and require repayment of proceeds realized from vested awards for a specified period of time.
Involuntary Termination without Cause
If involuntarily terminated without cause during the fourth quarter, the executive receives a prorated incentive payment based upon the length of employment during that fiscal year; if terminated earlier, there is no right to an incentive payment.

If involuntarily terminated without cause after the end of a performance period, the executive receives his PSUs as if he had remained employed through the settlement date; otherwise unvested equity awards are forfeited and the executive must exercise vested stock options within 90 days.

Termination Due to Retirement (2)	Prorated incentive payment based upon the length of employment during that fiscal year.
Stock options and RSUs held at least six months vest, pro rata based upon the length of employment during the vesting period, on an accelerated basis and outstanding stock options remain exercisable until the expiration of option term.

PSUs held at least six months vest on the original vesting date, subject to achievement of the performance goals, but the amount is prorated based upon the length of employment during the performance period.

Termination Due to Death or Disability (3)	Prorated incentive payment based upon the length of employment during that fiscal year.	Stock options and RSUs held at least six months vest on an accelerated basis and stock options remain exercisable until expiration of option term.
PSUs held at least six months vest on the original vesting date, subject to achievement of the performance goals.
Change of Control (4)	No effect on amount or timing of any payments.	For award granted before November 2011, all awards vest on an accelerated basis.

For awards granted after November 2011, "double trigger" provision applies and awards vest on an accelerated basis only if (a) a qualifying termination occurs within two years after a change of control (including a "good reason" termination by the grantee or an involuntary termination with cause), or (b) the surviving entity does not provide qualifying replacement awards.

In general, if employment terminates within two years after change of control, stock options remain exercisable until the earlier of three years from termination or expiration of option term.
The number of PSUs received is based on the actual performance before the change of control and expected performance for the remainder of the performance period.

(1)
A “termination for cause” under the LTIPs means termination of employment for fraud or intentional misrepresentation, embezzlement, misappropriation, conversion of assets, or the intentional and repeated violation of our written policies or procedures. Mr. Barrett's employment agreement also defines “termination for cause," which is discussed below under “Tables for Named Executives."

(2)
“Retirement” means termination of employment (other than by death or disability or a termination for cause) after attaining the age of 55 and having at least 10 years of continuous service. None of the named executives qualify for retirement.

(3)
“Disability” exists when an executive who is under the regular care of a physician is continuously unable to substantially perform his job or to be employed in any occupation for which the executive is qualified by education, training, or experience. Mr. Barrett's employment agreement also defines “disability," which is discussed below under "Tables for Named Executives."

(4)	Under the 2005 LTIP, a “change of control” generally occurs when:

•	a person or group acquires 25% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions; or

•
individuals who as of the effective date of the 2005 LTIP constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replaced directors are approved as described in the 2005 LTIP.

Under the 2011 LTIP, a “change of control” generally occurs when:

•	a person or group acquires 30% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions; or

•
during any two-year period, individuals who as of the beginning of such two-year period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replaced directors are approved as described in the 2011 LTIP.

In addition, under the LTIPs, a change of control occurs when:

•
there is a consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of Cardinal Health's assets, or another business combination unless (i) after the transaction all or substantially all of the owners of Cardinal Health's outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; (ii) no person, subject to certain exclusions, owns, in the case of the 2005 LTIP, 25% or, in the case of the 2011 LTIP, 30% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and (iii) a majority of the directors of the resulting entity were members of Cardinal Health's Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or

•	our shareholders approve a complete liquidation or dissolution of Cardinal Health.
Under the 2011 LTIP, a termination is for “good reason” if: (a) we materially reduce the employee's total compensation; (b) we materially reduce the employee's annual or long-term incentive opportunities; (c) we materially reduce the employee's duties, responsibilities, or authority; or (d) we require the employee to relocate more than 50 miles from his or her office or location.
Mr. Barrett’s employment agreement, and Messrs. Kaufmann and Casey’s confidentiality and business protection agreements, contain non-competition and non-solicitation provisions that, among other things, prohibit these executives from being employed by an entity that competes with us for a period of two years after termination of employment (the “Restricted Period”). During the Restricted Period, these executives also are prohibited from soliciting on behalf of a competitor the business of any customer or any known potential customer of Cardinal Health. These agreements also prohibit disclosure of confidential information, disparagement, and recruitment of our employees.
See also “Potential Impact on Compensation from Executive Misconduct” above at page 30 for a discussion of restrictive covenants under the LTIPs and MIP applicable to each of the named executives.
Tables for Named Executives. The tables below present, for each of the named executives, the potential payments and benefits that would be payable in the event of termination of employment or a change of control. Consistent with SEC requirements, these potential amounts have been calculated as if the named executive’s employment had been terminated or a change of control had occurred as of June 30, 2013, the last day of fiscal 2013, and using the closing market price of our common shares on June 28, 2013, the last trading day in fiscal 2013 ($47.20).

The tables below do not include benefits that are available to all of our salaried employees on retirement, death, or disability, including 401(k) Savings Plan distributions, group and supplemental life insurance benefits, and short-term and long-term disability benefits. The amounts reported in the tables below are hypothetical amounts. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change of control transaction, we may determine to enter into agreements or establish arrangements that provide additional benefits or amounts, or alter the terms of benefits described below.

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30, 2013 for Mr. Barrett.

Executive Benefits and Payments Upon Termination of Employment or Change of Control (1)	Involuntary Termination Without Cause or Termination by the Executive for Good Reason ($)(2)	Termination Due to Death or Disability ($)(3)	Change of Control
			Without Termination ($)	With Involuntary Termination Without Cause or Termination by the Executive for Good Reason ($)(2)
Cash severance	5,911,000	—	—	5,911,000
Fiscal 2013 cash incentive	1,670,500	1,670,500	—	1,670,500
Long-term incentive awards (accelerated vesting) (4)	—	19,741,961	10,972,441	19,741,961
Medical and dental benefits (5)	21,494	21,494	—	21,494
Interest on deferred payments	6,876	1,515	—	6,876
Total	7,609,870	21,435,470	10,972,441	27,351,831

(1)
For purposes of this table, we assumed Mr. Barrett’s compensation to be a base salary of $1,285,000 and that his fiscal 2013 cash incentive payout was at target, or $1,670,500 (actual payout was $2,021,305).

(2)
The actual payments made under Mr. Barrett's employment agreement will be reduced to the extent necessary to eliminate any "golden parachute" excise tax under the Code provided that the value of the adjusted payments and benefits is not less than the amount Mr. Barrett otherwise would have received on an after-tax basis.

A termination by Mr. Barrett is for “good reason” in the following events: (a) the assignment to him of any duties materially inconsistent with his position or duties, or any other action by us that results in a material diminution in his position or duties; (b) any failure by us to comply with any of the compensation provisions contained in his employment agreement; (c) we require him to be based more than 35 miles from Dublin, Ohio and more than 35 miles further from his principal residence at the time than the residence is from Dublin, Ohio; (d) any purported termination by us of his employment other than as expressly permitted by his employment agreement; and (e) any failure by us to comply with our obligation to require any successor entity to assume our employment agreement with him.
Under Mr. Barrett’s employment agreement, if we terminate his employment without cause or he terminates his employment for good reason, then he will receive: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 60 days); (b) a prorated portion of his annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to other executives); (c) two times the sum of his annual base salary and target bonus for the fiscal year of the termination (payable over 24 months); (d) the ability to exercise all vested stock options for two years following termination (or, if shorter, the end of their stated term), or such longer period as provided in the award agreement; and (e) medical and dental benefits for him and his dependents for two years.
If Mr. Barrett terminates his employment without good reason or if we terminate his employment for cause, then he will receive earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days).
For purposes of Mr. Barrett’s employment agreement, “cause” means: (a) he willfully fails to perform his duties (other than due to physical or mental illness) for a continuous period; (b) he willfully engages in illegal conduct or gross misconduct that materially harms Cardinal Health; (c) he is convicted of a felony or any crime involving dishonesty or moral turpitude, or makes a guilty or nolo contendere plea; or (d) he materially breaches the covenants in his employment agreement.

(3)
Under Mr. Barrett’s employment agreement, “disability” means he is absent from his duties on a full-time basis for at least 120 consecutive days, or an aggregate period of at least 180 days, as a result of incapacity due to mental or physical illness that is determined by a physician to be total and permanent.

If Mr. Barrett’s employment is terminated due to death or disability, he will receive under his employment agreement: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days); (b) a prorated portion of his target annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to our other executives); and (c) medical and dental benefits for him (in the event of disability) and his dependents for two years. For purposes of the table above, in the event of termination of employment due to death, the medical and dental benefits would be reduced to $13,518.

(4)
Assumes the accelerated vesting of (a) 59,423 PSUs at target, 434,198 stock options, and 69,886 RSUs granted under the 2005 LTIP in the event of a change of control and (b) 64,557 PSUs at target, 330,738 stock options, and 69,455 RSUs granted under the 2011 LTIP in the event of a change of control with involuntary termination without cause or termination by Mr. Barrett for "good reason" within two years after the change of control or if the surviving entity does not provide qualifying replacement awards. We valued the accelerated vesting of stock awards by multiplying the closing price of our common shares on June 28, 2013 by the number of stock awards. We valued the accelerated vesting of stock options as the difference between the closing price of our common shares on June 28, 2013 and the exercise price for each stock option.

(5)
Under Mr. Barrett’s employment agreement, we are required to continue to provide him and his eligible dependents with the same medical and dental benefits coverage he would have been entitled to receive if he had remained an active employee for two years. The amounts reported are based on estimates determined by independent consultants.

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30,

2013 for Messrs. Henderson, Kaufmann, Casey, and Morford.

Executive Benefits and Payments Upon Termination of Employment or Change of Control (1)	Involuntary Termination Without Cause ($)	Termination Due to Death or Disability ($)	Change of Control
			Without Termination ($)	With Involuntary Termination Without Cause or Termination by the Executive for Good Reason ($)
Jeffrey W. Henderson
Cash severance	—	—	—	—
Fiscal 2013 cash incentive	666,000	666,000	—	666,000
Long-term incentive awards (accelerated vesting) (2)	—	6,239,112	3,496,163	6,239,112
Total	666,000	6,905,112	3,496,163	6,905,112
Michael C. Kaufmann
Cash severance	—	—	—	—
Fiscal 2013 cash incentive	571,500	571,500	—	571,500
Long-term incentive awards (accelerated vesting) (2)	—	5,452,398	2,956,412	5,452,398
Total	571,500	6,023,898	2,956,412	6,023,898
Donald M. Casey Jr.
Cash severance	—	—	—	—
Fiscal 2013 cash incentive	571,500	571,500	—	571,500
Long-term incentive awards (accelerated vesting) (2)	—	3,509,139	—	3,509,139
Total	571,500	4,080,639	—	4,080,639
Craig S. Morford
Cash severance	—	—	—	—
Fiscal 2013 cash incentive	375,000	375,000	—	375,000
Long-term incentive awards (accelerated vesting) (2)	—	2,340,738	997,247	2,340,738
Total	375,000	2,715,738	997,247	2,715,738

(1)
For purposes of this table, we have assumed that the fiscal 2013 cash incentive payouts were at the following target amounts: Mr. Henderson — $666,000 (actual payout was $846,153); Mr. Kaufmann — $571,500 (actual payout was $714,375); Mr. Casey — $571,500 (actual payout was $525,780); and Mr. Morford — $375,000 (actual payout was $453,750).

(2)
Assumes the accelerated vesting of long-term incentive awards granted under the 2005 LTIP in the event of a change of control as follows: Mr. Henderson — 19,038 PSUs at target, 133,099 stock options, and 22,673 RSUs; Mr. Kaufmann — 15,865 PSUs at target, 112,060 stock options, and 19,747 RSUs; and Mr. Morford — 8,564 PSUs at target, 25,590 stock options, and 9,528 RSUs. Assumes the accelerated vesting of long-term incentive awards granted under the 2011 LTIP in the event of a change of control with involuntary termination without cause or termination by the executive for "good reason" within two years after the change of control or if the surviving entity does not provide qualifying replacement awards as follows: Mr. Henderson — 20,514 PSUs at target, 102,571 stock options, and 21,540 RSUs; Mr. Kaufmann — 17,584 PSUs at target, 96,291 stock options, and 20,221 RSUs; Mr. Casey — 29,905 PSUs at target, 123,185 stock options, and 25,798 RSUs; and Mr. Morford — 10,048 PSUs at target, 50,239 stock options, and 10,550 RSUs. We valued the accelerated vesting of stock awards by multiplying the closing price of our common shares on June 28, 2013 by the number of stock awards. We valued the accelerated vesting of stock options as the difference between the closing price of our common shares on June 28, 2013 and the exercise price for each stock option.

DIRECTOR COMPENSATION

Overview
Our Compensation Committee receives comparative market data and recommendations from its compensation consultant with regard to the structure of our non-management director compensation and the specific amounts to be paid.

Compensation Arrangements
The table below shows the elements and amount of compensation that we paid to our non-management directors for fiscal 2013 and the amounts that will be payable under amended compensation arrangements approved by the Board, commencing as of the date of the Annual Meeting.

Compensation Element	Amount Until November 6, 2013 ($)	Amount On and After November 6, 2013 ($)
Annual retainer (1)	90,000	90,000
Annual RSUs (2)	140,000	160,000
Committee chair annual retainers (1):
Audit Committee	20,000	20,000
Compensation Committee	15,000	15,000
Nominating and Governance Committee	10,000	10,000
Presiding Director:
Annual retainer (1)	20,000	20,000
Annual RSUs	20,000	20,000

(1)	Retainer amounts are paid in cash in quarterly installments.

(2)
Each non-management director receives an annual RSU grant on the date of our annual meeting of shareholders. We value the RSUs based on the closing share price on the grant date. RSUs vest one year from the grant date (or on the date of the next annual meeting of shareholders, if earlier) and settle in common shares. We accrue cash dividend equivalents that are payable upon vesting of the RSUs.

Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. During fiscal 2013, the Board approved $10,000 retainers for Messrs. Jones and King for their work on a special committee that the Board formed to investigate the allegations made in a shareholder demand.
We granted RSU awards during fiscal 2013 under our 2007 Nonemployee Directors Equity Incentive Plan (the “Directors EIP”). All unvested RSUs become fully vested upon a “change of control” (as defined under “Executive Compensation — Potential Payments on Termination of Employment and Change of Control” on page 36 for the 2011 LTIP) unless the director is asked to continue to serve on the board of directors of the surviving entity or its affiliate and receives a qualifying replacement award.

Directors may elect to defer payment of their cash retainers into our DCP. For directors, deferred balances under the DCP are paid in cash, upon termination from Board service, death, or disability. A director also may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until after termination from Board service or until a fixed future date.
Our directors may participate in our matching gift program, which is available to all employees. Under this program and subject to certain restrictions, the Cardinal Health Foundation (our philanthropic affiliate) will match contributions for eligible non-profit organizations.

Director Compensation for Fiscal 2013
The non-management directors received the following compensation during fiscal 2013:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Colleen F. Arnold	90,000		139,987	—		229,987
Glenn A. Britt	110,000		139,987	6,219	(2)	256,206
Carrie S. Cox	90,000		139,987	—		229,987
Calvin Darden	90,000		139,987	—		229,987
Bruce L. Downey	90,000		139,987	—		229,987
John F. Finn	116,630		160,002	—		276,632
Patricia A. Hemingway Hall (3)	—		—	—		—
Clayton M. Jones	81,902	(4)	139,987	—		221,889
Gregory B. Kenny	105,000		139,987	6,500	(5)	251,487
David P. King	100,000	(4)	139,987	—		239,987
Richard C. Notebaert	90,000		139,987	—		229,987
David W. Raisbeck (6)	33,967		—	—		33,967
Jean G. Spaulding	90,000		139,987	—		229,987

(1)
These awards are RSUs granted under the Directors EIP. We valued the RSUs by multiplying the closing price of the common shares on the NYSE on the grant date by the number of RSUs awarded. Because of the adjustments to equity awards in the CareFusion Spin-Off, some of our directors have equity awards from both Cardinal Health and CareFusion. At June 30, 2013, the aggregate number of shares underlying unexercised Cardinal Health and CareFusion stock options and unvested Cardinal Health RSU awards held by each director serving on that date was as follows:

Name	Number of Securities Underlying Unexercised Options		Number of Cardinal Health RSUs that Have Not Vested (#)
	Cardinal Health (#)	CareFusion (#)
Colleen F. Arnold	18,071	1,494	3,406
Glenn A. Britt	11,391	—	3,406
Carrie S. Cox	—	—	3,406
Calvin Darden	18,337	1,627	3,406
Bruce L. Downey	10,652	—	3,406
John F. Finn	20,528	1,627	3,893
Clayton M. Jones	—	—	3,406
Gregory B. Kenny	18,175	1,546	3,406
David P. King	—	—	3,406
Richard C. Notebaert	20,528	1,627	3,406
Jean G. Spaulding	—	1,627	3,406

(2)
Represents tax reimbursement to Mr. Britt for use of his employer’s corporate aircraft for travel to our Board and committee meetings during fiscal 2013. At the request of the board of directors of Mr. Britt’s employer, Mr. Britt uses his employer-owned or leased aircraft for business and personal travel under most circumstances. We reimburse directors for use of non-commercial flights (including tax reimbursement, if applicable) for attendance at Board and committee meetings, up to the cost of a refundable, first class commercial ticket.

(3)	Ms. Hemingway Hall joined the Board in September 2013, after the end of fiscal 2013.

(4)	Includes $10,000 retainer for work on a special committee formed to investigate the allegations made in a shareholder demand.

(5)	Represents a company match attributable to a charitable contribution under our matching gift program.

(6)	Mr. Raisbeck did not to stand for re-election at the 2012 Annual Meeting of Shareholders.

SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT

If you intend to present a proposal to be included in the proxy statement and form of proxy relating to our 2014 Annual Meeting of Shareholders under Exchange Act Rule 14a-8, we must receive the proposal at our principal executive office not later than the close of business (5:00 p.m. Eastern Time) on May 20, 2014. The proposal should be addressed to our Corporate Secretary at Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that we receive after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.
If you intend to present a proposal for other business, or a nomination for election to the Board of Directors, at our 2014 Annual Meeting of Shareholders (other than any such proposal included in our proxy statement and form of proxy under Exchange Act Rule 14a-8), you must comply with the notice requirements set forth in our Code of Regulations and such business must be a proper matter for shareholder action. Among other requirements, you must deliver proper written notice to our Corporate Secretary at our principal executive office no earlier than June 29, 2014 and no later than the close of business on August 28, 2014. If the date of the 2014 Annual Meeting of Shareholders is more than 30 days before, or more than 60 days after, November 6, 2014, written notice must be delivered after the close of business on the 130th day prior to the meeting, but before the close of business on the later of the 70th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

OTHER MATTERS

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by Cardinal Health. In addition to solicitation by mail, proxies may be solicited by our directors, officers, and employees in person or by telephone or other means of communication. These individuals will receive no additional compensation for soliciting proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Georgeson Inc. at an estimated cost of $12,500, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions, and individuals. We also will make arrangements with custodians, nominees, and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees, and fiduciaries, and we will reimburse these persons for reasonable expenses they may incur.
If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one set of proxy materials unless you instruct otherwise. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if you wish to receive, now or in the future, a separate annual report and proxy statement, you may write to our Investor Relations department at 7000 Cardinal Place, Dublin, Ohio 43017, or call the Investor Relations Line at (614) 757-4757. We will promptly deliver a separate copy (free of charge) upon request. If you and other residents at your mailing address are currently receiving multiple copies of annual reports and proxy statements and wish to receive only a single copy, you should contact your broker or bank directly.
By Order of the Board of Directors.

STEPHEN T. FALK
Executive Vice President, General Counsel and Corporate Secretary
September 17, 2013

Appendix A
Use of Non-GAAP Financial Measures
This proxy statement contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (1) management does not believe reflect our core business and relate more to strategic, multi-year corporate activities or (2) relate to activities or actions that may have occurred over multiple periods or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning, and determine incentive compensation.
Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing our performance to that of our competitors. However, the non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
The following is a reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures. The sum of the components may not equal due to rounding.

(in millions)	Fiscal 2013 ($)	Fiscal 2013 Operating Margin (%)(1)	Fiscal 2012 ($)	Fiscal 2012 to Fiscal 2013 Growth Rate (%)	Fiscal 2010 ($)	Fiscal 2010 Operating Margin (%)(1)
Revenue	101,093				98,503
GAAP operating earnings	996	0.99	1,792	(44)	1,307	1.33
Restructuring and employee severance (2)	71		21		91
Acquisition-related costs (3)	158		33		19
Impairments and loss on disposal of assets (4)	859		21		29
Litigation (recoveries)/charges, net (5)	(38)		(3)		(62)
Other CareFusion Spin-Off costs (6)	—		2		11
Non-GAAP operating earnings (7)	2,046	2.02	1,866	10	1,394	1.42

(1)	Operating earnings divided by revenue.

(2)
Programs whereby we fundamentally change our operations such as closing and consolidating facilities, moving manufacturing of a product to another location, production or business process sourcing, employee severance (including rationalizing headcount or other significant changes in personnel), and realigning operations (including substantial realignment of the management structure of a business unit in response to changing market conditions).

(3)	Costs that consist primarily of transaction costs, integration costs, changes in the fair value of contingent consideration obligations, and amortization of acquisition-related intangible assets.

(4)	Asset impairments and losses from the disposal of assets not eligible to be classified as discontinued operations.

(5)	Loss contingencies related to litigation and regulatory matters and income from favorable resolution of legal matters.

(6)	Costs incurred in connection with the CareFusion Spin-Off that are included in SG&A expenses.

(7)
Operating earnings excluding restructuring and employee severance, acquisition-related costs, impairments and losses on disposal of assets, litigation (recoveries)/charges, net, and other CareFusion Spin-Off costs.

A-1

	Fiscal 2013 ($/Sh)	Fiscal 2012 ($/Sh)	Fiscal 2012 to Fiscal 2013 Growth Rate (%)	Fiscal 2011 ($/Sh)	Fiscal 2010 ($/Sh)	Fiscal 2010 to Fiscal 2013 Compounded Annual Growth Rate (%)
GAAP diluted earnings per share from continuing operations	0.97	3.06	(68)	2.74	1.62	(16)
Restructuring and employee severance	0.13	0.04		0.03	0.16
Acquisition-related costs	0.31	0.07		0.19	0.03
Impairments and loss on disposal of assets	2.39	0.04		0.02	0.09
Litigation (recoveries)/charges, net	(0.07)	(0.01)		0.02	(0.11)
Other CareFusion Spin-Off costs	—	—		0.02	0.56
Gain on sale of CareFusion stock	—	—		(0.21)	(0.12)
Non-GAAP diluted earnings per share from continuing operations (1)	3.73	3.21	16	2.80	2.24	19

(1)
Non-GAAP earnings from continuing operations divided by diluted weighted average shares outstanding. Non-GAAP earnings from continuing operations is consolidated earnings from continuing operations excluding restructuring and employee severance, acquisition-related costs, impairments and losses on disposal of assets, litigation (recoveries)/charges, net, other CareFusion Spin-Off costs, and gains on the sale of CareFusion stock, each net of tax.

A-2

CardinalHealth

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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ADD 2
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on November 6, 2013.

Vote by Internet

- Go to **www.envisionreports.com/CAH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
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▼ VALIDATION DETAILS FOR INTERNET AND TELEPHONE VOTING ARE LOCATED IMMEDIATELY BELOW. ▼

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Colleen F. Arnold	☐	☐	☐	02 - George S. Barrett	☐	☐	☐	03 - Glenn A. Britt	☐	☐	☐
04 - Carrie S. Cox	☐	☐	☐	05 - Calvin Darden	☐	☐	☐	06 - Bruce L. Downey	☐	☐	☐
07 - John F. Finn	☐	☐	☐	08 - Patricia A. Hemingway Hall	☐	☐	☐	09 - Clayton M. Jones	☐	☐	☐
10 - Gregory B. Kenny	☐	☐	☐	11 - David P. King	☐	☐	☐	12 - Richard C. Notebaert	☐	☐	☐

B Shareholder Proposal — The Board of Directors recommends a vote AGAINST Proposal 4.

Proposal	For	Against	Abstain
4. Shareholder proposal, if properly presented, regarding political contributions and expenditures.	☐	☐	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C 1234567890 J N T

1 U P X 1 7 1 5 2 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01P6BC

2013 Annual Meeting Admission Ticket

Cardinal Health, Inc.
2013 Annual Meeting of Shareholders
November 6, 2013 at 8:00 am Local Time
7000 Cardinal Place
Dublin, OH 43017

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cardinal Health, Inc.

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Notice of 2013 Annual Meeting of Shareholders

7000 Cardinal Place, Dublin, OH 43017

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George S. Barrett, Stephen T. Falk and Craig S. Morford, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 9, 2013, at the annual meeting of shareholders to be held on November 6, 2013, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted FOR all the nominees listed in proposal 1, FOR proposal 2, FOR proposal 3 and AGAINST proposal 4 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

(Signature and items to be voted appear on reverse side.)

D Non-Voting Items

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTION C.

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